EXHIBIT 10.5
ARTICLES OF AGREEMENT
BETWEEN
STERLING CHEMICALS, INC.
ITS SUCCESSORS AND ASSIGNS
AND
TEXAS CITY, TEXAS
METAL TRADES COUNCIL, AFL-CIO
TEXAS CITY, TEXAS
May 1, 2007
to
May 1, 2012

i

ALPHABETICAL INDEX

PARAGRAPH
	Signatory Unions	1
	Basic Principles	2
	Union Recognition	3
	Scope of Agreement	4

ARTICLE 29	ABROGATION OF CONTRACT ARTICLES	69

ARTICLE 28	ARBITRATION PROCEDURE
	Appealed Grievance Time Length	68 b)
	Arbitration Expenses	68 c)
	Arbitrator Authority	68 d)
	Length of Time to Arbitrate	68 a)
	Time Limit Failure	68 e)

ARTICLE 22	BULLETIN BOARDS	62 a)

ARTICLE 23	COMPANY RULES	63 a)

ARTICLE 32	CONTRACT PERIOD	80 a) thru d)

ARTICLE 11	CONTRACT WORK
	Utilizing Independent Contractors	42 a)

ARTICLE 14	DISCRIMINATION
	Charges of Discrimination	45 b)

ARTICLE 17	ELECTION DAY REGULATIONS
	Election Judge	52 b)
	Employees Time off to Vote	52 a)

ARTICLE 25	FUNERAL LEAVE
	Funeral Leave	65 a) & b)
	Funeral Leave while on Vacation	65 c)
	Pallbearer	65 g)
	Proof of Relationship	65 f)

ARTICLE 27	GRIEVANCE PROCEDURE AND DISCIPLINE RECORDS
	Discharge Grievance Process	67 c) thru e)
	Grievance Lapse Time	67 a) 1)
	Grievance Time Limit Exceptions	67 f)
	Length of Time to Answer Grievance	67 a) 6)
	Letters of Reprimand	67 g) & h)
	PUC Meeting Membership	67 b)
	Sick Pay Benefit Grievance	67 a) 5)
	Step 1 - Grievance Procedure	67 a) 2)
	Step 2 - Grievance Procedure	67 a) 3)
	Step 3 - Grievance Procedure	67 a) 4)

ARTICLE 3	HOURS OF WORK
	Changes to Materials Handling Schedule	13 h)
	Dentist/Doctor Appt. 3 Hrs Unpaid	13 f)
	Hours of Work — Maintenance	12 a) thru c)
	Hours of Work — Groups 1, 2, & 4	11 a) thru b)
	Normal Workweek	13 d)
	Schedule Less than 40 Hours Inadvertently	13 e)

i

ALPHABETICAL INDEX

PARAGRAPH
	Shift Work Scheduling (when deemed necessary)	13 a) & d)
	“Shift Work” – Definition of	13 g)

ARTICLE 16	JURY SERVICE
	Afternoon Court Appearance	49 a) & 51 a)
	Morning Court Appearance	48 a)
	Proof of Service	50 a)

ARTICLE 19	LAYOFF NOTICE — SEPARATION ALLOWANCE
	Eligibility for Separation Allowance	57 a) & b)
	Labor Dispute Lay Off	54 c)
	Lay Off Notice	54 a) thru b)
	Lay Off Separation Allowance	55 a)
	Method of Payment of Separation Allowance	56 a) thru d)

ARTICLE 20	LEAVE OF ABSENCE
	Leave of Absence for Personal Reasons	58 a)
	Leave of Absence for Union Conventions	58 b)
	Leave of Absence to Accept Employment with the Union	58 c)
	Leave of Absence For Newborn Child	58 d)
	Public Office Appointment	58 e)

ARTICLE 1	MANAGEMENT RIGHTS	5

ARTICLE 30	OCCUPATIONAL & NON-OCCUPATIONAL ACCIDENT AND SICKNESS PLAN
	Benefit Amount	73 b)
	Benefit Payment	73 a)
	Benefits Based on Normal Workweek	72 a)
	Benefits during Vacation	78 a) & b)
	Benefits during Work Stoppage	77 a)
	Benefits while on Probation	73 c)
	Duration of Benefits	71 a) thru c)
	Exclusion from Benefit	73 a) thru b)
	Late Report of Occupational Disability	74 c)
	Plant Service Credit	70 b)
	Proof of Disability	74 a)
	Reporting Absences	74 b)
	Sick Pay	70 a)
	Withholding Benefit Payment	76 a)

ARTICLE 4	OVERTIME AND PREMIUM TIME REGULATIONS
	Bypassing (Scheduling Overtime)	22 a) thru c)
	Call-outs	15 a)
	Holiday — (No Work No Pay)	16 d) 4)
	Holiday Pay	16 a) thru d)
	Holidays	16 a)
	Maintenance Overtime	23 a) thru f)
	Overtime Equalization	18 a)
	Overtime Meals	19 a) thru c)
	Overtime Premium	14 a) thru d)
	Shift Differential	20 a)
	Transportation Due To Overtime	21 a)

ALPHABETICAL INDEX

PARAGRAPH
ARTICLE 12	PAY DAY
	Pay Day	43 a)
	Pay Errors Less or More than 8 Hours	43 d)
	Paychecks Direct Deposit	43 b)

ARTICLE 13	PHYSICAL EXAMINATIONS
	Employees Physically Unfit to Perform in Assigned Classification	44 c)
	New Hire Physicals	44 a)
	Periodic Examinations of Employees	44 b)
	X-rays	44 e)

ARTICLE 24	PRODUCTIVITY STATEMENT	64 a) thru d)

ARTICLE 18	REPLACEMENT OF CLOTHING
	Clothes Damaged	53 a)

ARTICLE 21	SANITATION AND SAFETY
	Clip-On Glasses	60 f)
	Colored Safety Glasses — Operating Engineers	60 f)
	Commercial or Chauffeur’s License — Operating Engineers	59 a)
	Eye Exam Payment	60 b)
	Non-Prescription Safety Sunglasses	60 c)
	Postponing Job for Safety Reasons	59 b)
	Prescription Glasses for Welders	60 e)
	Prescription Safety Glasses	60 a)
	Safety Shoes	61 a)

ARTICLE 6	SENIORITY
	Bidding — Bidding Rules	33 c)
	Bidding- No Qualified Bidders	33 f)
	Bidding- Selection of Job Posting Bidders	33 b)
	Grievances — Seniority	37 a)
	Job Bidding	33 a)
	Job Posting	33 a) 1)
	Layoffs	35 a) thru e)
	Rehiring	36 a) thru b)
	Seniority — Four Types	25 b)
	Seniority — Promotions	32 a) & b)
	Seniority (Military Service)	28 d)
	Seniority (Probationary Period)	26 a) & 28 a)
	Seniority (Promoted to Supervision —Permanent or Temporary)	28 b) & c)
	Seniority Consolidation of Departments	31 a)
	Seniority Definition of Group. Dept., & Maintenance	25 c)
	Seniority Draw	26 c)
	Seniority for Straight Day Employment	26 b)
	Seniority is Equal	26 d)
	Seniority List	27 a)
	Seniority Lost	29 a)
	Seniority Unbroken	30 a)

ALPHABETICAL INDEX

PARAGRAPH
	Transfers — General Mechanic	34 c)
	Transfers — Operating Unit Reduced Operation or Shut Down	34 b)
	Transfers of Surplus Group 1 employees	34 a)

ARTICLE 9	STAFFING OF NEW UNITS	40

ARTICLE 10	STEWARDS
	Department Designation	41 a)
	Steward (Benefits)	41 e)
	Steward (Disciplinary Action)	41 d)

ARTICLE 26	STRIKES AND LOCKOUTS	66 a) thru e)

ARTICLE 7	SUPERVISORS DOING HOURLY WORK	38 a) & b)

ARTICLE 15	UNION REPRESENTATIVES	46 a)

ARTICLE 2	UNION SECURITY
	Dues Check Off	6 a)
	Dues Check Off Cancellation	7 a) & 8 a)
thru c)
	Dues Payment to Signatory Unions	9 a) & b)

ARTICLE 5	VACATION
	Bank Days — Vacation	24 k)
	Choice Designation — Vacation	24 j)
	Credit Accumulation	24 b)
	Hold Over — Vacation	24 o) thru q)
	Military Service — Vacation	24 r)
	Seniority/Preference — Vacation	24 i)
	Sick Leave — Vacation	24 s)
	Vacation (Dismissal or Voluntary Separation)	24 t)
	Vacation (Resigns Without Notice Or Discharged for Cause)	24 u)
	Vacation Accrual Year Cutoff	24 z)
	Vacation Back-to-Back	24 y)
	Vacation Falls on Holiday	24 v) thur w)
	Vacation Pay — Computed	24 g)
	Vacation Period	24 h)
	Vacation Splits	24 l)
	Vacation Transfers Between Groups or Crafts	24 x)
	Vacations 5, 10, 20 & 30	24 c) thru f)
	Vacations less than 5 years & probationary period)	24 a)

ARTICLE 31	WORK ASSIGNMENTS	79 a) thru b)

ARTICLE 8	WORK CLASSIFICATIONS	39 a)

ALPHABETICAL INDEX

		PAGE NO.
EXHIBIT A	12 HOUR SHIFT AGREEMENT	43 thru 58
	Day Jobs	44
	Extra Operators	44
	Wages	44
	Employee Benefit Plans, SIP, Pension, Life Insurance and Disability	45
	Overtime	45 thru 47
	Mandatory Overtime Procedure	47
	Charging of Overtime	47
	Hours of Work	47
	Overtime and Holidays	48 thru 49
	Holiday and Holiday Pay	48
	Shift Differential	49
	Vacation	50 & 51
	Seniority	51
	Jury Service	51
	Funeral Leave	51
	Occupational & Non-Occupational Accident and Sickness Plan	52
	Wage Adjustment	52 thru 57
	Interpretation of Attachment E	58

EXHIBIT B	WAGE RATES	59

EXHIBIT C	EMPLOYEE BENEFITS	61-63

	NO JURISDICTION SUPPORTING INFORMATION	64

v

ARTICLES OF AGREEMENT
between
STERLING CHEMICALS, INC.
ITS SUCCESSORS AND ASSIGNS
and
THE TEXAS CITY, TEXAS METAL
TRADES COUNCIL, AFL-CIO
of TEXAS CITY, TEXAS
1	This agreement is made between Sterling Chemicals, Inc., its successors and assigns, authorized to do business in Texas, hereinafter referred to as the COMPANY, and the Texas City, Texas Metal Trades Council, AFL-CIO, of Galveston County, Texas, hereinafter referred to as the UNION. It is agreed by the following unions signatory to this Agreement that said Council is their authorized representative for the purpose of negotiating and administering this Agreement and for the purpose of modifying, amending, or waiving any of the provisions of this Agreement:
Electrical Workers Local No. 527
Operating Engineers No. 564
International Association of Machinists No. 6
BASIC PRINCIPLES
2	The COMPANY and the UNION have a common and sympathetic interest in the progress of industry. Therefore, a working system and harmonious relations are necessary to improve the relationship between the COMPANY and the UNION, and the Public. Progress in industry demands a mutuality of confidence between the COMPANY and the UNION. All will benefit by a continuous peace and by adjusting any differences by rational, common sense methods. The purpose of this Agreement is to establish harmonious relations for the advancement of the mutual interest of the parties in continuing and improving the manufacture and production of products at said Texas City plant. The COMPANY and UNION agree that they will not discriminate in any manner against any employee because of race, color, religion, age, sex, national origin, disability or veteran status. It is the understanding of the parties to this agreement that any reference in said agreement to the masculine gender is understood to also include those employees of the feminine gender. Now, therefore, in consideration of the mutual promises and agreements herein contained, the parties hereto agree as follows:
RECOGNITION
3	The COMPANY hereby recognizes the Texas City, Texas Metal Trades Council as the exclusive bargaining agency for all production and maintenance employees, but excluding supervisory, technical, clerical, plant protection employees with respect to rates of pay, wages, hours of work, and other conditions of employment. Supervisory employees, in the Production and Maintenance Departments, are those who are above the classification listed in Exhibit B, a part of this contract.

SCOPE OF AGREEMENT
4	This Agreement constitutes the sole and entire Agreement between the parties. It supersedes all prior Agreements, oral or written, and expresses all obligations of or restrictions imposed on the respective parties during its term. The waiver of any breach, term, or condition herein by Sterling shall not constitute a precedent for future waiver of any breach, term, or condition.
ARTICLE 1
MANAGEMENT RIGHTS
5	a)	Except as expressly modified by a specific provision of this Agreement, all the authority, rights, and powers which the COMPANY had prior to the signing of this Agreement are retained by the COMPANY and remain exclusively and without limitation the rights of management. Only express modifications contained in specific provisions of this Agreement constitute limitations upon such authority, rights, and powers.
b)	The Union recognizes that the Employer has the right, on its own initiative, to perform any function of management at any time, so long as it does not violate any express provision of this Agreement.

c)	The following acts are functions of management:
1)	Those acts which are not within the area of collective bargaining as required by the National Labor Relations Act;

2)	Those acts which are usually exercised by other employers; and

3)	Those acts which management should exercise in order to properly manage the business.
ARTICLE 2
UNION SECURITY
6	Section 1
a)	The COMPANY agrees to deduct a single monthly union dues amount for each signatory union except for IBEW dues which will be deducted at one of two monthly rates (2 tier deductions). Deductions will be made from the pay of each employee that authorizes the deduction on official forms agreed to by the COMPANY and the UNION. Deductions will be taken from the employee’s first paycheck each month after the Payroll Department receives the original signed form from the employee. Once started, the single signatory union monthly dues deduction amount may be changed one time per year upon notification from the UNION without written consent of the employee.

b)	The COMPANY agrees to notify the UNION of all newly employed personnel covered by this Agreement. Such notice shall be in writing and shall state the name of the employee, their classification and their date of hire.
7	Section 2
a)	Check-off authorizations now in effect shall become irrevocable in accordance with the terms of Section 3 of this article unless written notice of revocation from the employee is received by the COMPANY within the fifteen (15) day period prior to the expiration date of this Agreement. A notice of this provision will be posted by the COMPANY and the UNION.
8	Section 3
a)	Check-off authorizations shall be irrevocable for the period of one (1) year, or until the termination of the Agreement, whichever occurs sooner. It is further agreed that this authorization shall be automatically renewed, and shall be irrevocable for successive periods of one (1) year each unless written notice by registered mail of revocation from the employee is received by the COMPANY not more than twenty (20) days nor less than ten (10) days prior to the expiration of each period of one (1) year.

b)	Employees withdrawing from a signatory union may cancel their dues deduction authorization at any time by serving notice by letter to the COMPANY canceling such authorization along with letters of approval from the UNION and the signatory union to which the dues and initiation fees were to be forwarded.

c)	Employees who, as a result of a change in job assignment, transfer from one signatory union to another signatory union, may cancel any prior dues deduction authorization by submitting to the COMPANY a new dues deduction authorization. Such new authorization must be transmitted through the signatory union or its designated representative.
9	Section 4
a)	Money deducted from paychecks as authorized herein for employees bargained for by the UNION will be forwarded to each signatory union. The UNION will furnish the COMPANY a list of signatory unions, their mailing address and the regular monthly union dues of each union. These checks will be forwarded no later than the 20th day of the month in which the money is deducted, along with a summary sheet in duplicate showing the name of each employee from whose paycheck dues were deducted and the amount deducted.

b)	In the event a signatory union ceases to be affiliated with UNION for any reason, and UNION officially notifies COMPANY of same, the authorization of employees for deductions of dues and initiation fees for such Union whose affiliation with UNION has ceased, shall be immediately and automatically revoked and any monies deducted from checks of said employees and held by the COMPANY will be refunded to the employee from whose check the deduction was made.

10	Section 5
a)	In the event applicable laws governing union security are liberalized to the extent that they allow a Maintenance of Membership clause, the COMPANY agrees to meet with the UNION at that time and agree on the terms of a Maintenance of Membership clause.
ARTICLE 3
HOURS OF WORK
11	Section 1 — All Employees in Seniority Groups 1, 2 and 4
a)	The period of time from 6:30 a.m. to 6:30 a.m. the following day shall constitute a payroll day for all employees in the seniority groups above. The period of time composed of seven (7) consecutive payroll days, extending from 6:30 a.m. Monday to 6:30 a.m. the following Monday, shall constitute a regular work week at this plant for all employees in the seniority groups above.

b)	The hours of work shall be as follows:
1)	Day Workers — Eight (8) consecutive hours of work per day, exclusive of a thirty (30) minute lunch period, shall constitute a day’s work. Hours of work shall be from 6:30 a.m. to 3:00 p.m. Employees will begin their unpaid thirty (30) minute lunch period during a one and a half (1.5) hour window beginning four (4) hours after the start of the shift. If the lunch break starts after the window for work related reasons, the employee will be paid the appropriate overtime rate for the lunch period.

2)	Eight Hour Shift Workers — Eight (8) consecutive hours of work per day shall constitute a day’s work. Five (5) eight (8) hour shifts in any one workweek shall constitute a week’s work. Shifts shall normally be from 6:30 a.m. to 2:30 p.m., 2:30 p.m. to 10:30 p.m., and 10:30 p.m. to 6:30 a.m. Shift workers will be permitted sufficient time to eat during their shift without loss of pay for such period.

3)	12-Hour Shift Workers - Terms of the 12-Hour Shift Agreement are included in Exhibit A of this Agreement.
12	Section 2 — All Employees in the Maintenance Crafts Seniority
a)	The period of time from 7:00 a.m. to 7:00 a.m. the following day shall constitute a payroll day for all employees in the seniority groups above.

b)	The period of time composed of seven (7) consecutive payroll days, extending from 7:00 a.m. Monday to 7:00 a.m. the following Monday, shall constitute a regular work week at this plant for all employees in the seniority groups above.

c)	The hours of work shall be as follows:
1)	Day Workers – All employees in the Maintenance Crafts Seniority – Eight (8) consecutive hours of work per day, exclusive of a thirty (30) minute lunch period, shall constitute a day’s work. Hours of work shall be from 7:00 a.m. to 3:30 p.m. Employees will begin their unpaid thirty (30) minute lunch period during a one and a half (1.5) hour window beginning four (4) hours after the start of the shift. If the lunch break starts after the window for work related reasons, the employee will be paid the appropriate overtime rate for the lunch period.

2)	Shift Workers — Maintenance employees assigned to shifts will be permitted sufficient time to eat during their shift work without loss of pay for such period.
13	Section 3
a)	Employees may be scheduled as shift workers if and when required in the operation of the plant, and when so working, shall be governed by the above conditions relating to a shift worker.

b)	Straight day Maintenance employees temporarily assigned to shift work, when being reassigned to straight days, will normally be reassigned at the beginning of the work week.

c)	Special shift schedules and start/stop times to support non-routine operations, shutdowns, turnarounds and emergency situations will be determined by management after consultation with the UNION. Also after consultation with the UNION, Management may implement modified overtime regulations for such special schedules to allow for greater than 8 hours of straight time per day not subject to the OT provisions of Article 4, Section 1.) a). Under such special schedules, employees will be paid the applicable overtime rate for all hours worked after 40 straight time hours in a week, as well as all eligible hours worked in a week outside of the pre-determined special schedule, in accordance with other contractual overtime provisions. For example: Employees put on a special schedule of 4-10’s, Monday through Thursday, could receive overtime rates only outside of the four pre-scheduled 10-hour blocks.

d)	The normal workweek shall consist of forty (40) hours of work and the normal workday of eight (8) hours of work providing work is available.

e)	In the event an employee is inadvertently scheduled for less than the normal workweek, the employee will be allowed to make up the difference after reporting the discrepancy to supervision. The employee will be allowed to make up such difference only to the point where their earnings equal the straight time earnings for a normal workweek.

f)	An employee may be excused without pay for a period up to three (3) hours at the beginning or end of the day shift, Monday through Friday (except holidays falling

Monday through Friday) for the purpose of a doctor or dentist appointment. Such excuse will be granted if it is scheduled with enough advance notice so that proper relief can be scheduled and the absence does not impair plant operations.
g)	The term “shift work” shall mean any schedule that has built into it a regular, repeating pattern of variance in the scheduled days of rest, the core hours of work, or both.

h)	Hours and days of work for Materials Handling (Group 4) may be modified at Management’s discretion based on business needs after consultation with the UNION. This may include changes to the days worked in a week and/or the number of hours scheduled per day/shift, however, no employee will be scheduled for fewer than an average of 40 hours per week. Management will attempt to minimize disruptions to employees’ lives due to such warranted changes in start and stop times.
ARTICLE 4
OVERTIME AND PREMIUM TIME REGULATIONS
14	Section 1
a)	Except as modified by Article 3, section 3, c), an employee shall be paid at the rate of one and one-half (1-1/2) times his regular rate for all hours worked by him in excess of eight (8) in any one (1) day consisting of the twenty-four (24) hour period beginning when an employee begins to work or report for work in accordance with instructions, which ever is earlier.

b)	An employee shall be paid at the rate of one and one-half (1-1/2) times his regular rate for all hours worked by him in excess of forty (40) in any workweek.

c)	Time and one-half (1-1/2) shall be paid for the first 8-hour period worked following a change of schedule unless the employee is given at least thirty-six (36) hours notice in advance of the beginning of his newly assigned hours. For the purpose of computing weekly overtime, hours for which premium pay is payable under the provisions of this paragraph will not be counted in the total hours worked by an employee in a given workweek.

d)	When an employee works a minimum of 8 hours on all their scheduled days of rest within a payroll week, they will be paid for all hours worked on the last day of rest at the rate of two (2) times their base rate of pay.
15	Section 2 — Call-outs
a)	An Employee called-out for work with less than 4 hours notice outside their regular schedule shall be paid one and one half (1-1/2) times their straight time rate for the actual time worked, or five hours at their straight time rate, whichever is greater.

b)	The COMPANY shall have the right to institute an on-call system for calling out and contacting employees.

16	Section 3 — Holidays
a)	Two and one-half times will be paid for work performed on the following holidays: New Year’s Day, President’s Birthday, Good Friday, Easter Sunday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Friday after Thanksgiving Day, Christmas Eve and Christmas Day.

b)	For day workers: If any of these holidays fall on a Sunday, the Monday immediately following shall be recognized as the holiday. If holidays fall on Saturday, they will be observed on the preceding Friday. The exception shall be Christmas Eve, which shall be observed on the last working day before Christmas.

c)	For shift workers: All holidays listed above will be recognized on the calendar day on which it falls. For the purpose of determining pay for an employee who works on a day observed as a holiday which falls on one of the employee’s scheduled days of rest, “regular scheduled hours of work” for that day shall mean the same hours the employee was assigned to work on the last regularly scheduled day of work immediately prior to the holiday. Payment will be made according to (d) 1 below.

d)	Employees will be paid for the holidays listed above not worked an amount equivalent to eight (8) times the employee’s straight-time hourly rate, subject to the following conditions:
1)	Such pay shall be computed on the basis of payroll day and not calendar day.

2)	To be eligible for such pay, an employee must report for work on their last regular scheduled working day immediately preceding the holiday and their first regular scheduled working day immediately following this holiday.

3)	For purposes of determining eligibility for holiday pay only under this section, employees absent either the day before, the day after, or both days, because of vacation, death in the immediate family, occupational injury or illness while under a doctor’s care, jury duty or excused absence will be considered as having worked on such day or days and will be entitled to holiday pay provided they have complied with the other requirements of Article 4, Section 3. Immediate family will be interpreted to mean those members of the family covered under Article 25 — Funeral Leave.

4)	An employee who is instructed to work on a holiday but fails to report will receive no pay for the holiday.

5)	Payment for holidays not worked shall not apply to employees on approved leave of absence, off because of sickness or occupational injury (unless under a doctor’s care), or layoff.

17	Section 4
a)	In the event any hours worked fall within two or more classifications listed above, only one application can be made.
18	Section 5
a)	Employees shall not be laid off during regular working hours to deprive them of any time, which they have gained by working overtime. At one (1) week intervals, the COMPANY will make every reasonable effort to post overtime equalization lists in each zone or departments and to distribute such overtime work as equally as practicable.
19	Section 6 — Overtime Meals
a)	If an employee works more than two hours immediately following his scheduled working period, he shall be provided a meal. The employee will be afforded an opportunity on COMPANY time to eat meals so supplied at the time he is entitled to same, or as soon thereafter as the condition of the work permits.

b)	Any employee called out (with less than four (4) hours’ notice), will be supplied with a suitable meal at the COMPANY’S expense after four (4) hours of work. If the employee continues working on overtime, outside his regular or scheduled shift, he will be furnished a meal every four (4) hours. If the employee works into his scheduled shift, one additional mid-shift meal will be furnished from the COMPANY’S frozen food supply if the employee was/is otherwise unable to provide his own lunch due to the call-out.

c)	Employees scheduled on overtime, other than provided in (a) or (b) above, will provide their own meals.
20	Section 7 — Shift Differential
a)	Shift differential shall be added to the wage rate of the employees required to work during the shift indicated in the following schedule for each hour worked during such periods:

1)	Eight Hour Shift Workers:
Days No differential
Evenings 50¢ differential
Graveyards $1.00 differential
2)	Day Workers
Days No differential
Evenings 50¢ differential
Graveyards $1.00 differential
3)	For shifts longer than 8 hours in duration:
Days No differential
Nights $1.00 differential
21	Section 8 — Transportation
a)	The COMPANY will provide rides home for employees who are without transportation and are held over on overtime past their regular scheduled shift. The COMPANY further agrees that employees not held over but left without a ride home due to their driver being held over will be provided a ride with the understanding that only one ride to one destination will be provided. Should evidence of abuse or fraud arise, the COMPANY reserves the right to discontinue the practice of providing rides to those passengers not held over.
22	Section 9 — Bypassing
a)	When an employee has worked sixteen (16) continuous hours and up to or within the employee’s regular shift, the employee will be allowed to go home and will be paid at the straight-time for the remaining hours of the employee’s regular shift, or the employee may be bypassed for overtime if it will require that he be sent home with pay for his regularly scheduled shift. This decision will be made by supervision.

b)	The COMPANY agrees that in scheduling overtime, no employee shall be bypassed in the assignment of overtime to work solely to avoid payment of double-time, except as referenced above.

c)	The “rain-out” clause in the contractor’s contract or straight-time work on Saturday, Sunday, or holidays as may be provided under the contractor’s contract, will not be used to avoid Sterling employee’s overtime.
23	Section 10 – Maintenance Overtime
a.) Maintenance overtime will normally be scheduled and assigned from within the zone group.
b.) If unable to fill the overtime need, volunteer employees from other zones may be offered the overtime. If unable to fill the overtime need, employees may be conscripted from the zone first, and then from the rest of the plant.
c.) For job continuity, jobs started by contractor personnel may, at the COMPANY’S discretion, be worked to completion by the contractor. Also for job continuity purposes, Management may, at its discretion, decide to hold over the Sterling craftsmen who started a job, in order to complete it on overtime.

d.)	The COMPANY shall have the right to institute an on-call system for contacting employees for overtime.

e.)	Shutdown/Turnarounds — The COMPANY reserves the right to contract shutdown/turnaround work. Employees from the affected zone group may volunteer or be conscripted to work parts of the shutdown.

f.)	Management shall have the right to set start and end times for shutdown/startup related work.
ARTICLE 5
VACATION
24	a) Upon being hired, new employees are credited with the following amount of vacation to be used for the remainder of that calendar year:

Date Hired	First Calendar Year Vacation
January 2 – March 31	72 hours
April 1 – June 30	48 hours
July 1 – September 30	24 hours
October 1 – December 31	0
New employees who leave the company for any reason during their first calendar year are not paid for the above first year vacation. Employees with less than 5 years of service will then be credited with eighty (80) hours of vacation on January 1 of their first full calendar year and each year thereafter at a credited rate of six and two-thirds (6 2/3) hours per full month of service for a maximum of eighty (80).
b)	Vacation credits accumulated after January 1st of the current year shall not be taken until January 1st of the following year. Vacation must be taken in full shift increments.

c)	Each employee who completes five (5) or more years of continuous service will be granted one-hundred twenty (120) hours of vacation per year. Such vacation may be taken at any time during the vacation year in which the employee reaches the fifth (5th) year of continuous service. After receiving a first vacation of one-hundred twenty (120) hours, the employee will accrue ten (10) hours vacation per month of service or a maximum of one-hundred twenty (120) hours per year.

d)	Each employee who completes ten (10) or more years of continuous service will be granted one-hundred sixty (160) hours of vacation per year. Such vacation may be taken at any time during the vacation year in which the employee reaches the tenth (10th) year of continuous service. After receiving a first vacation of one hundred sixty (160) hours, the employee will accrue thirteen and one-third (13-1/3) hours of vacation per month of service or a maximum of one hundred sixty (160) hours per year.

e)	Each employee who completes twenty (20) or more years of continuous service will be granted two-hundred (200) hours of vacation per year. Such vacation may be taken at any time during the vacation year in which the employee reaches the twentieth (20th) year of continuous service. After receiving a first vacation of two-hundred (200) hours, the employee will accrue sixteen and two-thirds (16-2/3) hours of vacation per month of service or a maximum of two-hundred (200) hours per year.

f)	Each employee who completes thirty (30) or more years of continuous service will be granted two-hundred forty (240) hours of vacation per year. Such vacation may be taken at any time during the vacation year in which the employee reaches the thirtieth (30th) year of continuous service. After receiving a first vacation of two-hundred forty (240) hours, the employee will accrue twenty (20) hours of vacation per month of service or a maximum of two-hundred forty (240) hours per year.

g)	The vacation pay for employees entitled to vacation is computed on the basis of rate of pay per hour at the time of vacation at straight-time.

h)	Vacation period shall be from January 1 through December 31 each year.

i)	The employee with the greatest bargaining unit seniority within the group or craft, wherever possible, shall be allowed preference as to time of vacation within each department and within each maintenance zone. When an employee elects to split their vacation, then they shall be allowed seniority preference only on one (1) portion of the split vacation until all employees have exercised their seniority preference.

j)	Prior to January 1st, employees shall designate their choices of dates for their vacations and a vacation schedule for the year will be made up in accordance with other provisions of this article.

k)	An employee may place up to eighty (80) hours (ten days) of their vacation in a vacation bank prior to January 1 with such days to be taken at any time during the vacation year on a first-come basis in an individual operating unit, in a maintenance craft within a zone, or in any other department. Five (5) bank days may be taken with one (1) hour’s notice. Twenty-two (22) hours’ notice for the other five (5) bank days will be required except in cases of emergencies. All normal requests for bank days must be made to the employee’s supervisor. Emergency requests will be subject to approval by the department head or designee. Bank days will be granted only when, in the judgment of the COMPANY, such days do not conflict or impair plant operations. Bank days will be taken in any combination of whole days without restriction by vacation splits. All bank days must be taken during the vacation year and shall not be cumulative. When, in the opinion of the COMPANY, it appears that vacation bank days are accumulating in a group, department or craft and will create a problem near the end of the vacation year, employees will be requested to schedule their remaining bank days in order not to conflict with or impair plant operations.

l)	Vacation may be split into as many periods as the employee has weeks of vacation. In calculating vacation splits, the bank days will constitute one split. Employees with ten (10) or more years of service will be eligible for one (1) additional split. Vacation schedules established by January 1st will not be altered after this date to give preference to the senior employee. Employees shall be permitted to begin or end their vacations on a regularly scheduled day off.

m)	Vacations shall be given employees on such dates or as near as may be practicable when, in the judgment of the COMPANY, such dates do not conflict with or impair plant operations.

n)	Vacation during any vacation period must be taken during the vacation period and shall not be cumulative. Requests for exceptions to this requirement will be considered by management on a case by case basis.

o)	For the purpose of taking extended vacation, employees with five (5) or more years of service will be permitted, one (1) time during the life of this contract to elect to hold over forty (40) hours of vacation from one (1) vacation period and take it during the next vacation period in conjunction with the full vacation due that vacation period. Employees desiring to exercise this option will so advise the COMPANY during the vacation-scheduling period in the year in which they desire to hold over the forty (40) hours.

p)	Employees with ten (10) to nineteen (19) years of service have the option to hold over forty (40) hours of vacation from one (l) vacation period and take it during the next vacation period. Employees desiring to exercise this option must notify the COMPANY by November 1st prior to the end of the vacation year in which it was originally expected to be taken. This request does not increase the number of bank days.

q)	An employee who is “Combo 80” (minimum age 55 with 80 points) or who has at least 20 years of COMPANY service, may carry over from one vacation period to the next up to eighty (80) hours of vacation in forty (40) hour increments. A maximum of two hundred forty (240) hours may be carried over in this manner.

r)	Any employee leaving the service of the COMPANY entering State or Federal military service shall so notify the COMPANY, and shall be paid the vacation credits earned up to the time of induction. Such employee shall not be taken off the payroll until actually inducted in military service, State or Federal.

s)	In calculating time for vacation credits, no vacation will accrue after the sixth month of sick leave or otherwise while not actively at work.

t)	An employee who is laid off or retires from the COMPANY, or an employee with at least fifteen (15) years of service who voluntarily resigns from the COMPANY with two weeks notice, will receive pay for vacation earned during the previous year but not taken and pay for vacation credits accumulated toward the next vacation year as prorated through the last full month of their employment.

u)	An employee with less than fifteen (15) years of service who resigns or is discharged from the COMPANY will receive only pay for vacation earned during the previous year but not taken.

v)	When a holiday is observed on an employee’s scheduled vacation day, they will have the option of an extra day vacation or an extra eight (8) hours’ pay at their regular straight-time rate.

w)	When a day of vacation falls on a holiday and the employee elects to take an extra day of vacation, they may elect to take it the last working day immediately prior to their scheduled vacation.

x)	When an employee transfers from one craft or group to another, the employee will carry with them their vacation as scheduled for that year. The transfer of this vacation schedule will not interfere with the rights of any other employee to their vacation as previously scheduled.

y)	Back-to-back vacations from one vacation year to the next will be allowed under the following conditions:
1)	The period of vacation must be for six or more weeks.

2)	The employees who desire to schedule vacation in a continuous period beginning in one vacation year and ending in another vacation year must schedule such vacation prior to January 1 of the first vacation year.

3)	If, on the basis of seniority, they will be allowed to schedule their vacation immediately prior to the end of the vacation year, then they shall be granted vacation preference for the continuous portion of the vacation, which ends the next vacation year.
z)	For employees hired before January 1, 1996, vacation year allotment will be based on years of service accrued by March 31 following the end of the vacation year. For all other employees, vacation year allotment will be based on years of service accrued by December 31 of the vacation year.
ARTICLE 6
SENIORITY
25	Section 1 — Definitions
a)	By the term “seniority” is meant the status of the employee’s length of service as such.

b)	Four types of seniority shall be recognized:
1)	Group Seniority. This shall consist of the seniority accumulated by an employee working in any of the groups listed below.

2)	Department Seniority. For matters directly affecting any of the departments in Group 1, employees in their respective operating departments shall be listed on the Seniority List by order of Group 1 seniority within their respective department.

3)	Maintenance Craft Seniority. This shall consist of the seniority accumulated by an employee in the particular maintenance craft in which the employee is working.

4)	Bargaining Unit Seniority. This shall consist of seniority accumulated by an employee in any of the groups or crafts listed below.
c)	For purposes of paragraph (b) above, group, department, and maintenance craft seniority shall cover the following:
1)	Group Seniority
i)	Group 1 - All hourly employees in the following operating departments and any others which may be added and which are designated as operating departments by the COMPANY: Styrene, Acetic/Plasticizers, and Utilities.

ii)	Group 2 - All hourly employees of the Laboratory.

iii)	Group 4 - All hourly employees of the Materials Handling Department.
2)	Department Seniority
i)	For matters directly affecting departments in Group 1, employees in the various operating departments shall be listed on department seniority lists by Group 1 seniority within their respective departments. Any reference to departmental seniority in other sections of the contract will refer to the Group 1 seniority of employees within the department.
3)	Maintenance Craft Seniority
i)	All hourly employees in each of the maintenance crafts. The maintenance crafts shall include, but shall not be limited to the following titles:
Instrument/Electrical
Machinists

26	Section 2 — Commencement
a)	All new employees shall be required to work a trial or probationary period of one-hundred eighty (180) calendar days continuous service before the seniority rules outlined herein shall apply to them, and after such period, the new employee’s seniority shall be retroactive to the date they were employed.

b)	Straight-day employment shall be determined on the basis of senior qualified. New employees will be required to go on shift within not more than ninety (90) days after employment.

c)	When employees are hired into a group or craft on the same date, their order on the seniority lists shall be determined by “lot”.

d)	In a situation where departmental seniority is equal, the group seniority shall govern, and when group or craft seniority are equal, seniority on the first day worked in the bargaining unit shall govern.
27	Section 3 — Seniority Lists
a)	The COMPANY agrees to compile and furnish the UNION a seniority list quarterly, showing the seniority of each employee in bargaining unit, and the COMPANY further agrees that it will add names and the seniority status of all employees to said list after they have completed their probationary period and are considered regular employees.
28	Section 4 — When Seniority Does Not Apply or Is Not Affected
a)	Seniority privileges shall not apply to probationary employees.

b)	The Seniority of an employee shall not be affected when they are promoted to a supervisory classification unless they remain in that capacity for a period in excess of one hundred thirty-five (135) calendar days after which time they shall lose their seniority as a member of the bargaining unit.

c)	The seniority of an employee shall not be affected when they are promoted temporarily to a supervisory classification unless they remain in that capacity for a period in excess of one-hundred and eighty (180) working days in a calendar year, after which time they shall lose their seniority as a member of the bargaining unit.

d)	Employees, other than temporary employees, who are called into active military service with any branch of the U. S. government, shall not lose their seniority rights or their status with the COMPANY. Such employees, however, shall file an application with the COMPANY for reinstatement, within ninety (90) days after they have received an Honorable Discharge from such service and if their physical and mental condition is satisfactory, such employee shall be reinstated to their former position or one to which their seniority entitles them, unless the COMPANY’S circumstances have so changed as to make it impossible or unreasonable to do so.

29	Section 5 — When Group, Department, Craft and Bargaining Unit Seniority is Lost
a)	An employee under the following circumstances shall lose all seniority:
1)	When the COMPANY discharges them.

2)	When they quit the service of the COMPANY of their own volition.

3)	When they are laid off for a period exceeding eighteen (18) months without being recalled.

4)	When an employee overstays their leave of absence without notifying the COMPANY and receiving an extension of time.
30	Section 6 — When Group, Department, Craft, and Bargaining Unit Seniority is Not Broken
a)	Seniority of the employee shall not be broken because of: (1) layoffs (except as provided in Section 5 a) 3) of this article); (2) authorized leaves of absence; (3) absences on account of occupational or non-occupational sick leave not exceeding a period of twelve (12) months; (4) any cessation of work at the COMPANY’S plant which is beyond the control of the employee not exceeding a period of eighteen (18) months.
31	Section 7 — Consolidation of Departments
a)	When two or more departments are consolidated, the employees of these departments may claim seniority in the consolidated department, it being understood, however, that no employee may claim a classification in the consolidated department higher than the one occupied in the department in which the employee was previously employed.
32	Section 8 — Promotions
a)	When a new vacancy or new job occurs in a department or craft, such vacancy or new job shall be filled from employees within that department or craft. When skill and ability are approximately equal, then the senior qualified employee shall fill the vacancy. If departmental seniority is equal, group seniority shall govern.

b)	It is understood and agreed, however, that where skill and ability are questioned, a senior employee may request the opportunity to fill such vacancy or new job, in which event, the COMPANY agrees to consult with the UNION concerning the matter. If it is determined that the request has merit, the employee will be given a trial period of thirty (30) working days to prove to the satisfaction of the COMPANY their skill and ability in such position.

33	Section 9 — Job Bidding Procedure
a)	When a permanent vacancy must be filled from outside the group or craft in which the vacancy exists and no layoff exists for such group or craft, then the job will be posted and filled in accordance with the following procedure:

1)	Job Posting — The job vacancy will be posted for seven (7) calendar days at each of the main gates and on departmental bulletin boards within the plant.

2)	Job Bidding — Each employee who desires to bid for the posted job may do so by going to the Human Resources Department and signing a job bidding form within the seven (7) day period.
i.)	Any employee who knows that they will be absent from the plant (for reasons such as vacation, jury duty, etc.) may submit to the Human Resources Department a pre-bid indicating those jobs they desire should a vacancy be posted during their absence. The employee submitting a pre-bid will be considered for a vacancy only if their pre-bid is received prior to the seven (7) day period outlined in the job vacancy announcement. Each pre-bid shall be effective only for the duration of the individual’s specific absence.
b)	Selection — Posted vacancies will be filled by the qualified bidder with the greatest bargaining unit seniority. Successful bidders will be transferred to their new job within 120 calendar days following the date of notification of successful bid unless the COMPANY demonstrates, subject to the grievance and arbitration provisions of the contract, that to move said successful bidder would create a situation where the employee’s job cannot be manned in a safe manner.
1)	The successful bidder will enter the new job classification at the appropriate rate as indicated on the job vacancy announcement.

2)	The provisions of Section 11 of this Article will apply to employees who are transferred from one group or craft to another in accordance with the job bidding procedure.
c)	Bidding Rules
1)	If the COMPANY determines that the senior employee bidding on a posted job is not qualified, the employee may file a grievance contesting such determination at Step 2 of the grievance procedure, which may, if not satisfactorily resolved, be submitted to arbitration in accordance with the arbitration procedure as outlined in Article 28. Nothing contained herein shall interfere with the filling of the vacancy with another employee or with a new hire, pending settlement of a grievance.

2)	Employees whose bids have been denied on the basis of qualifications will not be considered again for transfer to the same group or craft until they have shown proof that their qualifications now fit the requirements of the job.

3)	A successful bidder will not be eligible for another transfer until they have reached the top rate of their classification and served an additional period of time equal to the time required to reach the top rate.

4)	A successful bidder who refuses to accept a tendered transfer will not be reconsidered for any other transfer for a period of one (1) year after date of refusal.
d)	An employee who has been returned to their last previous group or craft for inability to perform work of the new classification as provided in Section 11, Article 6 of the Articles of Agreement will not be considered for any further transfer for a period of one (1) year from the date of return to their last previous group or craft.

e)	An employee shall be limited to one transfer to a group or craft having a lower top rate or one transfer to group or craft having an equal top rate. Subsequent lateral or downward transfer to another group or craft shall be approved only when in the best interest of the employee and by mutual agreement of COMPANY and UNION.

f)	No Qualified Bidders — If none of the bidders are qualified for a posted job, or if there are no bidders, the COMPANY shall have the right to fill the job as it sees fit.

g)	Associate Operators – Associate operators will be selected based on criteria determined at management discretion.
34	Section 10 — Transfers
a)	When a surplus of employees exists in any Group and/or department or unit for any reason, the UNION and the COMPANY will meet and discuss a plan to transfer employees to other groups and/or departments where openings exist in an effort to prevent layoff.
35	Section 11 — Layoffs
a)	Layoffs in groups 2, 4 and maintenance crafts shall be in inverse order of group, or craft seniority, depending on the need for employees in that particular group or craft, it being understood that in any group or craft the top classification will not be filled by an employee not having both skill and ability and group or craft seniority. Layoffs in group 1 will be done in inverse order of plant-wide group seniority, except that employees working in a unit constructed after 05/01/07 may be bypassed for layoff during the first four (4) years of the new unit’s operation.

b)	An employee transferred from one group or craft shall retain seniority in their former group or craft but will not be allowed to exercise their seniority, nor shall the COMPANY be allowed to transfer the employee back to their old group or craft unless the employee is being laid off for reduction in force or because their work performance has been such that the employee would be laid off for inability to perform the work.

c)	Employees being laid off for reduction in force may exercise the retained seniority in their old group or craft to forestall layoff provided that they meet the current qualification requirements of their previous job.

d)	An employee being laid off for inability to perform the work prior to reaching top pay in the classification in the group or craft to which they were transferred will be considered to have accumulated seniority in their old group or craft up to the time they were declared unable to perform such work and will be allowed to exercise that seniority in their old group or craft to forestall layoff. An employee transferring to a one rate job will be given a trial period of ninety (90) days and, if unable to perform the work, will be considered to have accrued seniority in their old group or craft during that period. They will be allowed to exercise such seniority in order to forestall layoff.

e)	Discharge for cause or termination for any reason other than those referred to above will not be reason for the employee to exercise their seniority rights in the old group or craft.
36	Section 12 — Rehiring
a)	Rehiring shall be in inverse order of layoffs. Employees being recalled shall be notified by registered letter, return receipt requested, mailed to the last address on record in the COMPANY’S files. If the COMPANY does not receive a reply to said letter from the employee, within ten (10) days from the date of its delivery as shown on the return receipt, stating that they will return to work within ten (10) days from said delivery date; or, if they fail to so return to work although they have sent such a reply, the next eligible employee will be placed in the vacancy.

b)	In special cases, an employee, when replying within ten (10) days to the COMPANY’S notice requesting them to return to work, may be given an extension of time by the COMPANY beyond the ten (10) day limit specified above. Failure to so reply or failure to so report to work will abrogate all rehiring and seniority rights on the part of said employee. In case of an emergency, the COMPANY may temporarily fill any vacancy without waiting for any period of time to expire. After the emergency has expired, such vacancies will be filled according to the regular procedure.

c)	Where the period of recall is in the best judgment of the COMPANY to be less than ninety (90) calendar days, the recalled employees may decline recall and not lose subsequent recall rights.

d)	If the period of recall is less than a 40 hour work week, the COMPANY is not obliged to recall an employee for such assignment.
37	Section 13 — Grievances
a)	In all cases where the UNION or the employee claims that the principle of seniority has been violated, such grievance must be taken up within ten (10) days of the alleged violation and shall be handled according to the procedure set out in Article 27 hereof. In the event the employee grieved is not actively working on the day of such violation, the period of limitation shall begin on the day the employee returns to work.

ARTICLE 7
SUPERVISORS DOING HOURLY WORK
38	a)	Anyone employed by the COMPANY in the capacity of a foreman or a supervisor will be permitted to perform work that is normally performed by bargaining unit employees, except as limited by Article 7 (b), below.
b)	Foremen and supervisors will not be permitted to perform work normally performed solely by bargaining unit employees, if bargaining unit employees are laid off as a direct or indirect result or if the direct or indirect result is that employees on the recall list are prevented from being recalled. It is expressly agreed that work that is normally performed both by bargaining unit employees and by foremen or supervisors is not “work that is normally performed solely by bargaining unit employees” and consequently is not covered by the preceding sentence. The management of the COMPANY will determine, in its sound discretion, whether employees would be laid off and whether recalls would be prevented as a result of the performance by foremen or supervisors of “work normally performed solely by bargaining unit employees.”
ARTICLE 8
WORK CLASSIFICATIONS
39	a)	Wage rates for all classifications of work within the bargaining unit shall be mutually agreed to between the COMPANY and the UNION, set forth separately, and attached to this Agreement and marked “Exhibit B”.
ARTICLE 9
STAFFING OF NEW UNITS
40	a)	The COMPANY agrees to consult with the UNION in connection with the staffing of new units or consolidation of departments in the operating section.
ARTICLE 10
STEWARDS
41	a)	The UNION may designate for each Department in Operations and each craft in Maintenance, a Shop Steward who shall call to the attention of the foreman or supervisor any questions of working conditions that may arise in their department or craft.
b)	Discussion between the Shop Steward and Foreman and/or the Supervisor shall be at such time and place as not to interfere with work in the department or craft.

c)	If the Shop Steward and Foreman or Supervisor are unable to agree, the matter will be referred to the department head involved in accordance with procedure for handling grievances as set out in Article 27, it being agreed that the Shop Steward shall suffer no loss in pay for acting in that capacity.

d)	Any employee called in for discussion that might result in disciplinary action or any entry to be made in their personnel file may be permitted to have a Steward present.

e)	One person within the bargaining unit designated by the Business Manager of the UNION may be named to act in the capacity as a Benefits Steward for hourly employees. This Steward shall be provided with a locked file cabinet in a suitable location within the plant in which to file records and information. All medical, dental, disability, and other benefit forms and associated correspondence presented or received by the COMPANY are confidential and private information and the COMPANY is required to treat it as such. Any confidential records and information sought by the UNION shall be obtained directly from the concerned employee or, with written permission by the employee, from the Human Resources Department.

f)	Nothing in this agreement shall be construed as preventing any employee so represented from dealing directly with the COMPANY’S Human Resources personnel.
ARTICLE 11
CONTRACT WORK
42	a)	The COMPANY reserves the right to utilize independent contractors for any purpose, including the performance of any amount of work normally performed by employees in the bargaining unit, provided employees in Groups 1 and 4, and the Instrument/Electrical and Machinist crafts are not laid off as a direct or indirect result of such work being contracted out; nor shall any such work contracted prevent the recall of laid off employees from these groups. It is further agreed that (consistent with the terms of the parties’ previous collective bargaining agreements and past practices) the performance of such work under any circumstances by contractor personnel shall not result in such personnel becoming part of the bargaining unit or in the application of the terms of this Agreement to such personnel, whether they are deemed to be jointly employed by Sterling or otherwise.
ARTICLE 12
PAY DAY
43	a)	All regular employees covered by this Agreement shall be paid in full, once every two weeks on regular paydays established by the COMPANY except that when a holiday falls on a payday, the employees will be paid the day before the holiday. Each employee on paydays shall be provided with an itemized statement of gross earnings and all deductions for any purpose.
b)	All paychecks will be directly deposited with the financial institution of the employee’s choice by the individual bargaining unit employee signing a statement so indicating and holding the COMPANY harmless if their financial institution has not credited their account in a timely manner.

c)	The COMPANY further agrees that if any questions arise concerning time credited or pay received by an employee, the time cards and other pertinent records will be made available for examination to the employee and the Shop Steward. In the event the difficulty cannot be resolved at that time, then the same shall be considered a grievance and handled according to the regular grievance procedure.

d)	A pay error of less than eight (8) hours pay will be corrected on the next regular paycheck. An error of eight (8) or more hours pay will be corrected via a special make-up check.
ARTICLE 13
PHYSICAL EXAMINATIONS
44	a)	An applicant for employment, before being hired, must meet certain minimum standards of health and physical fitness. A licensed physician employed by the COMPANY will give the physical examination.
b)	Periodic examinations of employees will be carried on with the principal idea of helping employees improve their own health condition and to enable COMPANY to guard the health of its employees.

c)	Employees who become physically unfit to perform one or more of the essential functions of their assigned classification, may be assigned other work, if available, and until, in the opinion of the doctor retained by the COMPANY, the employee is able to resume the work of their designated classification.

d)	The COMPANY agrees to continue notification and to send a copy of such individual test results to employees who fall outside the normal medical limits and to provide a copy to an employee who comes to the Heath Services Department and requests such information.

e)	When an employee is scheduled for a chest x-ray as part of their physical, the COMPANY will provide for the x-ray to be read by a “B-Reader”. For employees in the Insulator Craft, a second x-ray, read by a “B-Reader”, will be provided at six (6) month intervals at the request of an insulator.
ARTICLE 14
DISCRIMINATION
45	a)	No members of a signatory union shall be discriminated against, discharged or harassed on account of their activities or interest in their UNION while carrying out in good faith the terms of this Agreement.
b)	Charges of such discrimination, discharge or harassment, if any, shall be handled according to the regular grievance procedure.

ARTICLE 15
UNION REPRESENTATIVES
46	a)	When in the opinion of a Steward or Plant Committeeman, or the COMPANY, the counsel of a business representative of the Texas City, Texas Metal Trades Council, or any of the organizations signatory to this Agreement, is advisable or necessary to aid in the resolving of a grievance that has arisen, such business representative shall be permitted to enter the premises of the COMPANY, subject to the regulations governing visitors to this plant.
ARTICLE 16
JURY SERVICE
47	Employees kept away from work because of reporting for jury service or for service as a witness under court subpoena will be paid their regular straight-time hourly rate, exclusive of any overtime or other premium pay, subject to the following provisions.
48	Section 1 — Morning Court Appearance
a)	Employees working days are not required to report back for work if dismissed from court duty at or after 11:30 a.m. Employees dismissed before 11:30 a.m. are required to report for work and complete the workday.

b)	Employees on the 10:30 p.m. to 6:30 a.m. (or 11:30 p.m. to 7:30 a.m.) shift shall not be required to work the shift on the calendar day of their first day in court, nor any other 10:30 p.m. to 6:30 a.m. (11:30 p.m. to 7:30 a.m.) shift falling on a day they are scheduled to be in court.

c)	Employees scheduled to work the 2:30 p.m. to 10:30 p.m. or 3:30 p.m. to 11:30 p.m. shift are not required to report for their shift if they are released from court after 10:00 a.m.

d)	Employees scheduled to work the 10:30 p.m. to 6:30 a.m. (or 11:30 p.m. to 7:30 a.m.) shifts are not required to report for work on these shifts if dismissed from court duty at or after 12:00 p.m. If released before noon, they are expected to work their scheduled shifts.
49	Section 2 — Afternoon Court Appearance
a)	Employees working days are required to report for work at the beginning of their shift and will be released a reasonable period of time prior to their court appearance.

b)	Employees scheduled to work the 2:30 p.m. to 10:30 p.m. (or 3:30 p.m. to 11:30 p.m.) shift are not required to report for work prior to an appearance in court which begins after the start of their scheduled shift and before 6:30 p.m. Employees scheduled to work the 2:30 to 10:30 p.m. (or 3:30 p.m. to 11:30 p.m.) shift who serve three (3) or more hours in court or who are dismissed from court at or after 6:30 p.m. are not required to work the remainder of their scheduled shift on that payroll day.

c)	Employees scheduled to work the 10:30 p.m. to 6:30 a.m. (or 11:30 p.m. to 7:30 a.m.) shift whose court appearance begins before 3:00 p.m. are not required to work their graveyard shift on that calendar day. Employees scheduled to work the 10:30 p.m. to 6:30 a.m. (or 11:30 p.m. to 7:30 a.m.) shift are not required to work the shift falling on the payroll day of an appearance in court if released from court at or after 3:00 p.m.
50	Section 3
a)	Employees are required to furnish proof from the court of such service, showing the date and time served and amount paid for their services. With regard to jury service, the COMPANY agrees to treat the documented release time the same for standby as for court appearances.
51	Section 4
a)	An employee who is to report for court duty in the afternoon shall be given a reasonable period of time to go home, change clothes, etc., eat and then drive to the courthouse for duty; or that an employee released from court duty before 12:00 p.m. shall be given reasonable time to go home, change clothes, eat and drive to the plant.
ARTICLE 17
ELECTION DAY REGULATIONS
52	a)	It is further agreed that arrangements shall be made so that all employees working days or day shifts who are requested to work overtime, shall have sufficient time off to vote on election days covering City, State, and National elections, and such time off shall not be deducted from the employee’s wage.
b)	An employee appointed as an election judge or observer or those elected as delegates to political conventions shall be granted (a) vacation bank days if eligible; or (b) an excused absence. The request must be made in advance and must not conflict with or impair plant operation.
ARTICLE 18
REPLACEMENT OF CLOTHING
53	a)	Any employee required to perform work which results in the damage to clothes or shoes by chemical or fire action, to such an extent they are no longer suitable for wear, shall be furnished with suitable clothing or be given a cash replacement allowance provided the damage did not occur due to the employee’s failure to wear proper PPE when required; reimbursement is to be at replacement cost less depreciation for normal wear. Replacement cost shall mean the cost to replace the clothing at the time it is ruined.

	b)	All employees required to perform work which results in damage to clothes and shoes by chemical or fire action will be furnished proper protective clothing and equipment which is appropriate under the conditions prevailing. All such clothing and equipment shall be returned, as directed by the COMPANY, at the completion of an assignment or shift, whichever is applicable.
ARTICLE 19
LAYOFF NOTICE — SEPARATION ALLOWANCE
54	a)	Whenever it is necessary to lay off an employee or employees because of lack of work due to curtailment of production, process changes, changing requirements of craft work, or any other reason beyond control of the COMPANY, such employee or employees shall be given ten (10) working days’ notice of such layoff. The COMPANY shall have the option of paying for their time in lieu of notice.

	b)	In the event of a hurricane evacuation, acts of God or other situations beyond the reasonable and direct control of the COMPANY, the notice provisions of this Article will not apply.

	c)	If it is necessary to lay off employees because of any labor dispute preventing normal operations of the plant, three (3) calendar days’ notice will be given. The COMPANY shall have the option of paying for this time in lieu of notice.

	d)	Hourly paid employees, who are laid off as a result of economic curtailment, will be eligible for a separation allowance in keeping with the following provisions:
55	Section 1 — Mode of Compensation
a)	The Separation Allowance is computed on the basis of years of continuous service with the COMPANY. Continuous service for the purpose of this agreement is defined as time spent working for the COMPANY computed from the employee’s last date of hire. The maximum allowance for any given period of layoff shall be as follows:

ALLOWANCE SCHEDULE
Years of Continuous Service	Pay Allowance
Under 1 year	2 weeks
1 through 4	4 weeks
5 through 9	8 weeks
10 or more	12 weeks plus 1/2 week
for each year in excess of 10

56	Section 2 — Method of Payment
a)	The Separation Allowance will be paid in bi-weekly installments at their regular bi-weekly pay amount until the maximum allowance specified above is reached, provided the employee continues to meet the eligibility requirements.

b)	Should an employee be recalled to active employment before exhausting this maximum allowance, payments will cease as of the effective date of recall. Any remaining balance will be available for payment in the event the employee is subsequently laid off before meeting the full reinstatement requirement specified below. However, in the event the employee meets the requirements for full allowance reinstatement, the payments will not exceed those specified in Section (1) above.

c)	Any employee who is recalled to regular active employment after exhausting the maximum allowance payments will be ineligible for further separation payments until they have completed 78 continuous weeks of active employment, at which time they will again become eligible for full benefits under Section (1) above.

d)	All monies paid as Separation Allowance will be subject to applicable taxes and other required withholdings.
57	Section 3 — Eligibility
a)	Separation Allowance is not payable to any employee who:
1)	Resigns or abandons employment for any reason.

2)	Becomes deceased.

3)	Elects normal or early retirement.

4)	Is discharged.

5)	Accepts a position in Sterling that is not within this bargaining unit.

6)	Is receiving either occupational or non-occupational disability benefits until said benefits are exhausted, and only then, provided the employee is still on layoff status.

7)	Receives total and permanent (Long-Term Disability) disability benefits.

8)	Is recalled from layoff.

9)	Is offered a position with an acquiring company, of equivalent pay and benefits at the Texas City Plant.

b)	The above Separation Allowance shall not be paid in the event that the lack of work is due to a labor dispute or to fire, flood, water, or power failure, or other act of God.
ARTICLE 20
LEAVE OF ABSENCE
58	a)	The COMPANY shall grant leave of absence, up to ninety (90) days length, for personal reasons upon request and explanation by the employee, provided that, in the opinion of the COMPANY, the reason for the request is worthy and such leave shall not be used, except with the permission of the COMPANY, for the purpose of accepting other employment and such leave shall not affect the seniority status of said employee and/or employees.

	b)	The COMPANY shall, upon at least ten (10) days notice given by the UNION, grant leaves of absence not to exceed thirty (30) days, to employees to attend UNION conventions or meetings, provided not more than a total of three (3) employees from the plant or one (1) employee from a department shall be away for that purpose at any one time.

	c)	The COMPANY shall, upon at least two (2) weeks notice given by the UNION, grant leaves of absence not to exceed one (1) year in length to a maximum of two (2) employees during any one period for purposes of accepting employment with a union signatory to this Agreement. Employees on such leaves of absence will maintain their seniority status while on leave providing they maintain continuous service with said union. Such leaves of absence will be automatically extended on a year-by-year basis for the duration of the Agreement, upon receipt by the COMPANY, of a written request from the UNION at least two (2) weeks prior to the expiration of each one (1) year period. Employees desiring to return from such leaves will give the COMPANY at least two (2) weeks notice in writing, and upon return will be required to take a pre-employment physical as if they were new employees.

	d)	Unpaid leave to care for a newborn child will be administered under the guidelines of the Family and Medical Leave Act.

	e)	Employees elected or appointed to public office will be allowed an excused absence, without pay, providing their absences do not create a cost to the COMPANY or impair normal operations.
ARTICLE 21
SANITATION AND SAFETY
59	a)	All covered bargaining unit employees who, in order to perform their normal duties, are required by state law to possess either a commercial or chauffeur’s license shall be reimbursed the cost of these licenses.

b)	Inspection of any job for safety purpose may be secured upon the request of any employee assigned to that job; such inspection to be made by a member of the Plant Safety Department or other supervision with the employee involved. If the result of this inspection indicates an unsafe condition, the job will be postponed until proper steps have been taken to remedy the condition unless, in the opinion of the supervisor, postponing the job creates a greater hazard.

c)	When an employee accompanies an OSHA representative, while on COMPANY time during an in-plant investigation, said employee shall not suffer any loss of pay.
60	Prescription Safety Glasses -
a)	The COMPANY agrees to pay up to one hundred dollars ($100.00) applicable to the lenses for one pair of prescription safety glasses purchased through the Safety Department. Such glasses may be tinted or clear. Where the employee’s prescription is from a licensed physician and states that the employee’s eye condition makes it mandatory that they wear dark glasses during daylight hours, the COMPANY will agree to pay up to an additional one hundred dollars ($100.00) for the purchase of an additional pair of shaded glasses. It is also understood that the COMPANY will pay up to one hundred dollars ($100.00) applicable to the lenses for the purchase of new safety glasses when an employee’s prescription is changed.

b)	The COMPANY will pay 100% for the initial eye exam from an approved provider. The COMPANY will pay 75% for subsequent eye exams in two (2) year intervals from an approved provider.

c)	Additionally, up to two (2) pair of non-prescription safety sunglasses or sunglass clip-ons will be provided each year from an approved list.

d)	The COMPANY payment toward frames for prescription safety glasses is $50.00.

e)	The COMPANY agrees to provide one (1) pair of prescription glasses for welders. If additional glasses are needed, requests will be evaluated and processed by the Plant Safety Department on a case by case basis.

f)	Up to two pairs of clip-on glasses per year shall be furnished by the COMPANY to the Operating Engineers, Local 450 members only. Clip-on glasses may be purchased at cost by other employees at the Safety Supply section. Additionally, the COMPANY agrees to provide one pair of colored prescription safety glasses for Operating Engineers required to operate hoisting equipment.
61	Safety Shoes -
a)	The COMPANY will provide to each bargaining unit employee up to two (2) pairs of approved chemical resistant safety shoes per contract year at the COMPANY’S expense up to a maximum of $100.00 per pair. Employees will be allowed to opt, instead, for one (1) pair of more expensive safety shoes per contract year at

     COMPANY’S expense up to a maximum of $175.00 per pair. In either case, the employee will pay the additional cost above the maximum COMPANY dollar contribution where applicable.
ARTICLE 22
BULLETIN BOARDS
62	a)	It is further agreed that the COMPANY shall provide an electronic bulletin board for the posting of UNION notices and the currently effective collective bargaining agreement. This board shall be used for the display of the following notices: UNION meetings, UNION appointments, UNION elections, and UNION social affairs. All notices to be posted on said board must first have the approval of the Plant Manager or his designee. It is agreed that no UNION matter of any kind shall be posted in and about the plant except on said board. In addition, postings must be supplied in the form of a scanable document. Approved postings will be removed after 10 days.
ARTICLE 23
COMPANY RULES
63	a)	It is further agreed by both parties to this Agreement that fair treatment, good service, and due diligence in observance of the rules as promulgated by the COMPANY are essential to the maintenance of satisfactory working conditions and wages described in this Agreement and for efficient production provided that such rules as may be promulgated by the COMPANY shall not in any way conflict with the terms of this Agreement.
ARTICLE 24
PRODUCTIVITY STATEMENT
64	a)	The COMPANY and the Texas City Metal Trades Council agree that a profitable and highly competitive Texas City plant enhances the job security of all plant employees. Both parties recognize the necessity of making productivity improvements to ensure the future profitability and competitiveness of the plant.

	b)	While acknowledging their respective rights and obligations, the COMPANY and the UNION further recognize that in today’s rapidly changing business environment a cooperative versus a confrontational approach to labor relations matters is vital to the plant’s success. Specifically, the parties have endorsed the following principles to reinforce their emphasis on this productive collaboration:
1)	A working environment that fosters increased effectiveness, efficiency and productivity of plant operations is a highly desirable goal all employees should contribute to achieving.

2)	Timely, effective two-way communications are basic to productive plant operations.

3)	As appropriate, problem solving groups, as well as participative concepts such as quality circles, may be facilitated. Productivity improvement plans, programs and results will be periodically reviewed with the Plant Union Committee.
c)	The COMPANY and the UNION recognize that it is desirable and mutually beneficial to set up an annual meeting to review Work Practices vs. Best of Class in Industry. The purpose of these meetings would be to identify possible areas of improvement that could enhance the COMPANY’S competitiveness within the industry.

d)	During such meetings, possible areas of improvement identified which would require modifying, amending, or waiving any of the provisions of this Labor Agreement shall be implemented only by mutual consent of both the COMPANY and the UNION.
ARTICLE 25
FUNERAL LEAVE
65	a)	Employees with ninety (90) days of continuous service will be given a three (3) day leave of absence to attend the funeral of their spouse, child, parent, brother, sister, parent-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, grandparent, grandchild, stepchild, stepmother, stepfather, or spouse’s grandparent. These shall be three (3) consecutive calendar days, one (1) of which must be the day of the funeral. Employees will be paid for any such days lost from work at their regular straight-time hourly rate, exclusive of any overtime or other premium pay, provided such are their regularly-scheduled work days. No employee shall receive funeral leave pay for any day that is not a regularly-scheduled workday nor for any day on which they are absent from work or on leave for any other purpose.

	b)	Upon the death of a relative of an employee or employee’s spouse where said relative has been a long term resident of the employee’s household immediately prior to death and/or confinement to a health facility, funeral leave provisions shall apply the same as that which applies to the death of a person defined above within the immediate family.

	c)	The COMPANY agrees that when a death in an employee’s immediate family, as defined above, occurs while the employee is on vacation, the employee, with sufficient notice to the COMPANY may stop their vacation and start their funeral leave in accordance with this article.

d)	An employee absent from their regular work schedule due to the imminent death of a listed relative may receive funeral leave provided such lost time occurs within the three-day period selected by the employee as funeral leave under this article.

e)	The COMPANY agrees to double the allotted Funeral Leave when two or more listed family members die concurrently.

f)	Upon return to work, employees shall complete and sign a COMPANY “Funeral Leave Pay” form and submit satisfactory proof of relationship to the deceased and of actual attendance at the funeral.

g)	An employee will be excused without the loss of straight time earnings to serve as an active pallbearer on the day of the funeral of an employee or retired employee of the Texas City Plant. The request for the employee to serve must be from a member of the deceased employee’s immediate family and no more than six (6) employees may be excused for such pallbearer service at any one funeral. Where the employee or employees to be excused would result in the impairment of plant operations, the COMPANY reserves the right to limit the number of employees absent.
ARTICLE 26
STRIKES AND LOCKOUTS
66	a)	All members of the UNION agree to conform to the rules and regulations of the COMPANY insofar as they do not violate the conditions of these Articles of Agreement. No member of the UNION employed by the COMPANY shall be discriminated against for upholding UNION principles not inconsistent with the terms of this Agreement. The COMPANY and the UNION desire that production shall continue without interruptions. The COMPANY and the UNION further agree that good employer/employee relations cannot exist unless there is a serious effort on the part of both the COMPANY and the UNION to settle in a peaceable manner all disputes that may arise. Therefore, as a means of promoting continued production and employment and improved employer/employee relationships, the COMPANY and the UNION agree that the grievance procedure and arbitration procedure provided in this Contract shall be used to peaceably settle without strike disputes that are covered by such grievance and arbitration procedure.

	b)	It is agreed that there will be no lockout by the COMPANY or strike or work stoppage by the UNION.

	c)	In the event of such strike or work stoppage, there shall be no liability on the part of the UNION, its officers or agents, if such strike or work stoppage was not authorized, encouraged or condoned by the UNION.

	d)	The UNION agrees to cooperate with the COMPANY and use means at its disposal to settle such strike or work stoppage and request such employees to return to work.
e)	This provision shall no longer be binding on the COMPANY or the UNION if either party has served proper notice requesting changes or modifications of this Agreement in accordance with the terms of Article 32 and either party has given written notice that is discontinuing negotiations.
ARTICLE 27
GRIEVANCE PROCEDURE AND DISCIPLINE RECORDS
67	a)	The parties to this Agreement agree that any dispute, complaints, or grievance, except those pertaining to discharge, arising out of the interpretation or application of the terms of this Agreement, shall be settled promptly in accordance with the following procedure:
1)	It is understood and agreed that no complaint, dispute, or grievance shall be submitted to either the COMPANY or UNION after a lapse of ten (10) days from the time the incident causing the complaint, dispute, or grievance shall have occurred or become known to the employee.

2)	Step 1 — Any employee or group of employees either individually or with, or through, their Steward, may discuss with the immediate supervisor any complaint or other matter which they feel requires clarification. The supervisor shall have five (5) days in which to render a verbal decision to said employee(s) and the Steward involved, if any. Should the decision fail to bring about a satisfactory settlement in the matter, it may become a grievance and may be handled in accordance with Step 2.
i)	It is understood that when a group of employees desire a clarification on a matter in which they are commonly involved, one employee in the group, with or through the steward, if desired, shall be designated by the group to discuss the matter with the supervisor. Matters which do not affect the employees as a group in a common manner, or which may require individual adjustment, shall be presented on an individual basis.
3)	Step 2 — Within five (5) days of receipt of the verbal decision at Step 1, the employee or group of employees, either individually or through their steward, may file the grievance, on forms provided by the COMPANY and the UNION, through the immediate supervisor to their department head. Within five (5) days of receipt of the grievance, the department’s supervision, and a representative of the Human Resources Department shall meet with the employee, their steward, the appropriate Plant/Union Committeeman and the Business Manager of the UNION or designee, for the purpose of discussing the grievance. Supervision shall have five (5) days in which to render a decision. If the decision brings about a satisfactory settlement of the matter, it shall be reduced to writing and shall be delivered to the employee, the steward and the UNION.
i)	If the decision fails to bring about a satisfactory settlement, it may be appealed in writing by the employee or group of employees, either individually, or through their Steward, to the Plant Manager or designee, within ten (10) days of the decision and will be handled in accordance with Step 3.
4)	Step 3 — A grievance appealed to Step 3 will be entered on the agenda of the next meeting of the Plant/Union and the Plant Management Committees if the appeal is received at least ten (10) days prior to its scheduled meeting. If received within the ten (10) day period prior to a meeting, it shall be placed on the agenda for the following meeting.

5)	An employee having a grievance in regard to contractual sick pay benefits may file a grievance directly with the Human Resources Department, who shall have five (5) days’ time in which to investigate and answer the grievance. Should the answer fail to bring about a satisfactory settlement to the grievance, then the employee may, within five (5) days, appeal the grievance directly to Step 3 of the grievance procedure.

6)	After discussion of the grievance by the Plant/Union and Plant Management Committees, it shall be answered, in writing, to the UNION within ten (10) days.
If the grievance is settled at Step 3, the answer shall reflect the settlement. If the grievance has not been settled, then the COMPANY’S answer shall state why the grievance is denied.
b)	The COMPANY and the UNION recognize that it is desirable and mutually beneficial to have regular monthly meetings for the purpose of discussing any grievances placed on the agenda for the respective meeting. For this purpose, the representatives of the UNION shall consist of a committee designated by the UNION and shall be called the Plant/Union Committee (PUC), of which there shall be seven (7) employee members. Employees in the probationary period of employment shall not be eligible for membership on the PUC.

c)	If an employee is discharged, the COMPANY, within three (3) days of the discharge, shall, on request of the employee provide the employee with a written statement of the reason or reasons for the action taken. If the UNION desires to protest the discharge, the UNION, instead of following the procedure set forth in Steps 1 and 2 of the Article, may, within ten (10) days after the discharge in question, file directly with the COMPANY, a written request for a hearing. Such hearing shall be held within two (2) days after receipt by the COMPANY of such written request. At such hearing, evidence may be presented on behalf of the one discharged and by the COMPANY.

d)	If the evidence presented by the UNION to the COMPANY warrants the reinstatement of the discharged employee or employees, such reinstatement shall be to their former position without loss of seniority or vacation credits. All other terms of the reinstatement may be agreed upon between the COMPANY and the UNION at this time. If the COMPANY and the UNION cannot agree that the discharge was justified, the dispute may be referred to arbitration in accordance with the procedure set forth below.
e)	If a grievance or discharge protest cannot be settled to the mutual satisfaction of the COMPANY and UNION in Steps 1 through 3 or as otherwise provided above, the UNION shall have forty-five (45) days during which to notify the COMPANY of their desire to arbitrate the dispute.

f)	Except where stated otherwise, all time limits noted in this Article are exclusive of Saturdays, Sundays and holidays as listed in Article 4, Sec. 3 (a). Extensions of time limits as set forth in this Article, may be requested by either the COMPANY or the UNION to take care of unusual cases.

g)	Whenever a supervisory employee places charges or letters of reprimand on an employee’s record, a copy of such charges or letters of reprimand must be furnished to such employee. Any charges or letters of reprimand made against an employee may be referred by the employee to the grievance procedure for handling if the employee feels the charges or letters of reprimand are unfounded or not justified.

h)	If an employee has gone a period of twenty-four (24) months without receiving a letter of warning or reprimand, no letters issued to the employee previously (except those which involved disciplinary suspension) will be used for the purpose of further disciplinary action. Disciplinary suspension will be limited to five (5) years for the purpose of further disciplinary action.
ARTICLE 28
ARBITRATION PROCEDURE
68	a)	If a grievance has not been settled to the mutual satisfaction of the COMPANY and UNION after completing Step 3 of the grievance procedure provided above, the UNION shall have forty-five (45) days during which to notify the COMPANY of their desire to arbitrate the dispute. A panel of five (5) neutral arbitrators shall be requested in writing from the Federal Mediation and Conciliation Service (FMCS), a copy of such letter will be given to the other party. Upon receipt of the panel of arbitrators, the parties shall alternately strike same, with the first strike determined by flip of a coin.

	b)	Grievances appealed to arbitration but not scheduled for hearing within 12 months of the appeal are considered to be dropped.

	c)	The COMPANY and the UNION shall bear the expenses of their respective advocates. All other expenses of the arbitration shall be borne by and divided equally between the UNION and the COMPANY.

	d)	The arbitrator selected shall have no power or authority to amend, alter or modify this Agreement, including any appendices hereto, but shall be limited to deciding whether or not a violation of its express terms has been committed. The decision of the arbitrator shall be final, conclusive and binding upon all employees, the UNION and the COMPANY. The arbitrator shall have no power to establish wage scales, rates for new jobs, or to change any wage. He shall have no power to substitute his discretion for that of the COMPANY in cases where the COMPANY has retained discretion or the right to act under this Agreement. The arbitrator shall, in his decision, specify whether or not the decision is retroactive or the effective date thereof.
e)	Time limits: If the UNION or Grievant fails to observe the time limits set forth in the Grievance or Arbitration Procedures, the grievance shall be considered closed and no further proceeding thereon shall lie. If the COMPANY fails to meet the time limits set forth, the grievance may be appealed to the next step of the grievance or arbitration procedures.
ARTICLE 29
ABROGATION OF CONTRACT ARTICLES
69	Should any part hereof, or any provisions herein contained, be rendered or declared invalid by reason of any existing or subsequently enacted legislation or by a decree of a court of competent jurisdiction, such invalidation of such part or portion of this Agreement shall not invalidate the remaining portion hereof and they shall remain in full force and effect.
ARTICLE 30
OCCUPATIONAL & NON-OCCUPATIONAL
ACCIDENT AND SICKNESS PLAN
70	Section 1
a)	This Benefit Plan is provided to aid employees in meeting their expenses while suffering from an illness or accident in accordance with the following schedule:

Maximum Number
Plant Service Credit	of Weeks Benefit
Six months to 1 year Over 1 year	12 weeks 26 weeks
b)	Plant Service Credit shall mean employment with the COMPANY, which is credited to the employee from the records of the COMPANY and shall start with the employee’s hiring date with the COMPANY. No credit shall be given for absence due to leave of absence, layoff or strikes.
71	Section 2
a)	Maximum Number of Weeks Benefits is determined by the employee’s Plant Service Credit, and all disability periods occurring within the Plant Service Credit year will be totaled for the purpose of computing the Maximum Benefits allowed for that year.

b)	Unused benefits during a Plant Service Credit year may not be carried over to the next Plant Service Credit year.

c)	An employee whose continuous absence due to an illness or injury extends from one (1) service year to another shall be entitled to a maximum of twenty-six (26) weeks benefits for that disability. An employee whose continuous absence exceeds such Maximum Benefits must return to work for a period of sixty (60) days for a related disability or one (1) day for an unrelated disability in order to receive further benefits to which they may be entitled. Total benefits will not exceed twenty-six (26) weeks in a Plant Service Credit year.
72	Section 3
a)	The Plan provides benefits based on a normal workweek of forty (40) hours and a normal day of eight (8) hours. In case the number of hours in the normal workweek or workday is changed, the benefits listed below will be changed in direct proportion to the change in the scheduled working hours.

b)	The benefits provided for herein shall be less any amount or amounts of disability benefits which may be provided for through the State or Federal legislation, Workers Compensation, or benefits provided in the Hourly Disability Benefit Plan.
73	Section 4
a)	This Benefit Plan will provide benefit payments based on the employee’s base hourly rate, exclusive of all premium pay. Benefit payments will be made for an employee’s disability for each scheduled workday up to the maximum number of weeks for which the employee is eligible according to the schedule in Section 1.

b)	The COMPANY will provide benefits in an amount equal to 90% of an employee’s base straight-time earnings for workdays lost due to non-occupational disability and up to 100% of an employee’s base straight-time earnings for workdays lost due to occupational disability.

c)	An employee who has completed the probationary period but has less than six (6) month’s service and otherwise is qualified for benefits from this Plan on a holiday will be guaranteed up to eight (8) hours pay.
74	Section 5
a)	An employee must present evidence satisfactory to the COMPANY, showing that an absence is due to illness or accident within the meaning of this Plan on forms provided by the COMPANY.

b)	The employee, the doctor, or a member of the family must report an employee’s absence to the Health Services Department by the third day of absence. Failure to comply will be considered an absence without leave.

c)	Additionally, an employee’s occupational injury or illness must be reported to supervision as soon as it becomes known to the employee or it will be considered a late report and subject to disciplinary action.
d)	Employees must adopt such remedial measures as may be commensurate with their disability and permit such reasonable examinations and inquiries by the COMPANY’S Health Services Department representative as, in its judgment, may be necessary to ascertain the employee’s condition.
75	Section 6
a)	Payments will not be made for:
1)	Any period of disability during which the employee is not under treatment by a licensed physician or a licensed chiropractor.

2)	Any disability caused directly or indirectly by war or riot.

3)	Any sickness or injury due to the employee’s
i)	Willful intention to injure oneself or another;

ii)	Intoxication or the use of drugs except when in an EAP approved treatment program for substance abuse.
4)	Any disability occurring while the employee is working for wages or profit.

5)	Any disability due to misconduct.

6)	Any disability when an employee is absent because of layoffs, strikes, or leave of absence or on vacation. Any employee who is injured or becomes sick during vacation and is unable to return to work at the end of the vacation shall qualify for benefits in accordance with the Plan.
b)	All benefits under this plan shall cease immediately when employment with the COMPANY is terminated for any reason.
76	Section 7
a)	The COMPANY reserves the right to withhold benefit payments to any employee who is guilty of submitting a false claim or of abuse of the privileges covered and may take disciplinary action including discharge.
77	Section 8
a)	Employees receiving sick benefits under this Article at the time a work stoppage occurs will continue to be covered under this Article until certified able to return to work. Employees whose illness or injury occurs after a work stoppage begins will not receive benefits, as set forth in this Article, until the settlement of the work stoppage.
78	Section 9
a)	The COMPANY agrees that when an employee becomes ill or is injured while on vacation and is certified as disabled by a licensed physician, they will be able to cancel subsequent full weeks of vacation beyond the week in which they become certified as disabled upon proper notification to the COMPANY.

b)	The COMPANY agrees that if an employee is hospitalized while on vacation, the employee’s vacation may be canceled and the employee placed on sick leave on the day of hospitalization. For purposes of this paragraph, the day is defined as the payroll day appropriate to the employee’s regular work schedule.
ARTICLE 31
WORK ASSIGNMENTS
79	a)	There is no jurisdiction. Work will be assigned on the basis of skill and ability taking into account that the needed skills will be represented.

	b)	Bargaining Unit employees will not be required to train non-Sterling personnel.
ARTICLE 32
CONTRACT PERIOD
80	a)	This agreement shall become effective on the date of signing and shall remain in effect until 4:00 p.m. on May 1, 2012, and the same shall automatically renew itself from year to year thereafter unless either party shall have given the other written notice of desired changes or termination at least sixty (60) days before the anniversary date.

	b)	This Agreement is in full settlement of all contractual issues in dispute between the COMPANY and the UNION. The parties acknowledge that during the negotiations which resulted in this Agreement, each had the unlimited right and opportunity to make demands and proposals with respect to any subject or matter not removed by law from the area of collective bargaining, and that the understanding and agreements arrived at by the parties after the exercise of that right and opportunity are set forth in this Agreement.

	c)	The COMPANY and UNION also agree that any subsequent agreement reached within the duration of this Agreement will be in compliance with applicable Federal laws, regulations, guidelines and standards.

	d)	The UNION and Sterling agree that all pending and unsettled grievances will be subject to the Grievance and Arbitration Process (including all timeliness and other defenses permitted by the either the expired or new Agreement) and will not be affected in any way by Article 32(b) of the Agreement. The parties further agree that all pending unfair labor practice charges will not be affected in any way by Article 32(b) of the Agreement. The parties further agree that the Return to Work agreement dated September 11, 2002 will not be rendered unenforceable by the terms of this Article.

81	Contract Period: May 1, 2007 to May 1, 2012

STERLING CHEMICALS, INC.

Sr. V.P., Manufacturing

Human Resources Manager

TEXAS CITY, TEXAS METAL TRADES COUNCIL AFL-CIO

President

Electrical Workers Local No. 527

By

Operating Engineers No. 564

By

International Association of Machinists No. 6

By

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EXHIBIT A
TWELVE-HOUR SHIFT AGREEMENT

EXHIBIT A
TWELVE HOUR SHIFT AGREEMENT
This Agreement is applicable to Groups 1, 2, and 4 employees assigned to the 12H Shift Schedule (designated 12H). In addition, only those Articles, Appendices and Letters of Understanding specifically cited herein are modified by this Agreement. Those provisions in the basic agreement not addressed here remain effective for all employees affected by this Agreement as well as all other represented employees.
The COMPANY will not relinquish its rights to determine hours and schedules of work except as specifically limited in the Articles of Agreement. It is expressly provided, however, that the COMPANY for legitimate business cause, may cause the discontinuance of the use of the 12H Shift with at least ninety (90) days notice of the effective date of such discontinuance.
Day Jobs
Straight day employment shall be determined on the basis of senior qualified.
Extra Operators
Employees in excess of the department’s minimum staffing needs may be defined as “extra”. Extra employees will not receive pay at time-and-one-half (1-1/2) premium for shift changes where notice was received more than twenty-four (24) hours in advance of the start of the new shift.
Wages
The hourly wage rate of an employee assigned to the 12H Rotating Shift Schedule must be adjusted so as to provide the annual earnings under the 12H Shift arrangement which shall equal that which the employee would have earned under the 8-Hour Rotating Schedule if he/she worked an equal number of hours.
This adjustment is necessary due to the requirement of paying overtime hours over eight (8) in a scheduled work day, and on holidays.
Under the 12H Schedule, an employee will work eight (8) hours at the straight time rate and four (4) hours at the time and one-half premium rate. To make the earnings for 12 hours of work equal to that which the employee would have earned at the straight time rate, the eight-hour (regular negotiated) rate must be reduced by multiplying said rate by a factor of 0.8685, and then rounding to the nearest penny.
The contractual wage rate of the various classifications affected by the 12H Shift arrangement shall, as applies to those regularly assigned to the 12H Schedule, be reduced by a factor of 0.8685. Calculation of the 0.8685 factor and the application of the adjusted rate are attached at the end of this Exhibit. Premium pay practices for holidays and shift differential, and pay continuation practice for vacation, jury duty, etc. are attached in order by Article and Section.
EXHIBIT A

TWELVE HOUR SHIFT AGREEMENT
After consultation with the UNION, the COMPANY may, at it’s discretion, change the calculation formula and/or factor for determining the twelve-hour wage rate, provided that employees are given at least a thirty (30) day notice and such a change does not result in a reduction and/or loss of pay.
Employee Benefit Plans
The COMPANY will make SIP matching contributions for 12H shift employees in accordance with Exhibit C.
Life Insurance, and Disability Benefits will be calculated on 2080 annual hours at the unadjusted rate with no benefit payment difference for an 8-hour or 12H Shift employee with similar service for the COMPANY.
Under the Pension Plan, the scheduled 104 hours of overtime in the 12 Hour Shift Schedule are applied in the calculation for bargaining unit average overtime.
Overtime
Operation on the 12H Shift (versus the 8 hour shift) prevents employees from covering a vacant shift by holding over one-half of the shift and by the next shift coming in early (total of 18 hours), or doubling over both shifts (total of 24 hours). Therefore, the majority of overtime will have to be covered by employees on the their days off.
The Overtime Agreement will be used throughout all the affected groups, including day workers in those areas where 12H Shift employees work
Overtime coverage will be provided on a voluntary basis as described below until an overtime group fails to meet its commitment to staff its respective unit around-the-clock. If a voluntary system fails to provide the necessary coverage, an alternate system will be initiated as required. A mandatory on-call system will be implemented if the voluntary system fails to produce the number of people required for overtime coverage.
•	The 12H Shift will make some changes necessary in the overtime procedures.

•	Normally, it will be necessary to cover vacant shift with persons on the off shifts.

•	Overtime procedures are included in the document for all affected groups.

•	The UNION agrees to a firm commitment to staff the plant.
As a general practice, overtime will be pre-scheduled however practical by scheduling the off shift for all known overtime before each shift’s days off. If there are no volunteers, the low person will be forced to work overtime. The COMPANY will attempt up to twelve (12) hours before overtime is to begin to get the lower off shift person.

EXHIBIT A
TWELVE HOUR SHIFT AGREEMENT
Employees who are forced out on overtime and work up to or into their regular shift, shall be excused from work on their regular shift without pay, once the employee has performed twelve (12) hours of continuous work if the employee so requests.
It is recognized that with a 12 Hour Schedule, it is no longer possible for an employee to “hold over” one-half (1/2) the shift and another employee to come in early one-half (1/2) the shift (total of 18 hours each), or “double over” (total of 24 hours). An employee cannot be forced to work more than sixteen (16) consecutive hours.
Operators who work 8-hour day shift schedules in the overtime group, will comply with this procedure on weekends and holidays.
When it is necessary to provide overtime coverage by calling in an employee, a change in the overtime procedure is necessary to ensure adequate staffing of the plant. A call-in list would provide names of employees eligible to work the 12 hours (i.e., capable of working the full shift without interfering with their next scheduled shift). The employee with the lowest number of hours would be contacted first, and on through the list.
An employee who accepts an overtime assignment, can later turn it down; however, he/she will still be required to work unless another qualified employee (not the standby or forced person) volunteers to work. Volunteers will not be sought later than four (4) hours prior to the start of the shift.
When it is necessary to provide overtime coverage by calling in an employee, the following procedure shall be followed:
1)	Call the low person off shift who is eligible to perform the job. The first person contacted by telephone may refuse the assignment, but if he/she refuses, he/she will be informed that he/she is in the “forced” position. If subsequent calls to other persons fail to produce volunteers, then the “forced” persons will be required to report to work.

2)	If the list of low persons off shift fails to produce the staffing necessary, the following procedure shall be followed:
a)	Force the on shift low person(s) on holdover for up to four (4) hours.

b)	Force out low person on-coming shift for up to four (4) hours.

c)	When necessary to do this, the middle four (4) hours will be covered as the COMPANY sees fit.

d)	This constitutes a breakdown in the voluntary system and may lead to the Mandatory Procedure.
EXHIBIT A

TWELVE HOUR SHIFT AGREEMENT
3)	In those situations where it is anticipated that the overtime required on a job shall not exceed eight (8) hours duration, the overtime will be offered to those employees present in the plant or to the on-coming shift rather than calling out the off shift.
Mandatory Overtime Procedure
Should the voluntary overtime system fail to provide coverage for overtime in an overtime area, the COMPANY will review the circumstances and decide if the voluntary system will continue to fail. If so determined, then the following Mandatory Overtime Procedure and standby system will be initiated.
1)	The primary shift (shift on short days off) and the secondary shift (shift on 8-day long change) will provide the needed personnel for standby. A volunteer list will be posted for employees desiring to stand by for overtime on shift as they desire.

2)	The number of standby personnel will be determined by management, dependent on training, job flexibility and the number of jobs per overtime area, but will be kept to the minimum necessary. Standby duties shall be rotated on an equitable basis among all employees of the overtime group and will be for the entire off period. It is preferred that different standby personnel be scheduled for coverage of the day and night shift, of an off period. Standby lists will be posted prior to the beginning of the employee’s days off.

3)	The personnel on standby will not be scheduled for known overtime.

4)	It will be the responsibility of the person(s) on standby to be available by phone between 3:30 a.m. and 6:30 a.m. and/or 3:30 p.m. and 6:30 p.m. If the standby personnel are not at home, it is their responsibility to let the appropriate on-duty person know where they can be reached. Standby personnel may, at the employee’s option, check out a pager prior to the start of their standby period in order to facilitate communication. However, when pagers are unavailable, the standby employee will comply with the mandatory overtime procedure. The employee is responsible for verifying that the pager is working.

5)	The person(s) on standby should be prepared to report to work by the beginning of the shift.

EXHIBIT A
TWELVE HOUR SHIFT AGREEMENT
Charging of Overtime
An employee, who is contacted and refuses overtime, will be charged the total hours paid for such overtime.
ARTICLE 3
HOURS OF WORK
Section 1
Work day will be defined as a consecutive twenty-four (24) hour period beginning at 6:30 a.m.
12H Shift Workers
Twelve (12) consecutive hours of work per day shall constitute a days work. Day shift will be from 6:30 a.m. to 6:30 p.m. and night shift will be from 6:30 p.m. to 6:30 a.m. The payroll week for employees on the 12H Shift starts at 6:30 p.m. Thursday, and runs until 6:30 p.m. the following Thursday. The payroll day starts at 6:30 p.m. and runs until 6:30 p.m. of the following day. Shift workers are permitted sufficient time to eat during their shift without loss of pay for such period.
The 12H Shift Schedule will be as follows:

Four 12-Hour Days

Two Days Off

Three 12 Hour Nights

Two Days Off

Three 12-Hour Days

Two Days Off

Four 12-Hour Nights

Eight Days Off

EXHIBIT A
TWELVE HOUR SHIFT AGREEMENT
ARTICLE 4
OVERTIME AND HOLIDAYS
Section 1
a)	An employee shall be paid at the rate of one and one-half (1-1/2) times his adjusted rate for hours worked over eight (8) and up to twelve (12) and at a rate of one and one-half (1-1/2) times his unadjusted rate for hours worked in excess of twelve (12) within a given twenty-four (24) hour payroll day.

b)	For 12H Shift Workers, time worked in excess of their weekly scheduled hours (36 or 48), shall be paid at the rate of one and one-half (1-1/2) times the unadjusted base rate of pay.
Section 3
Holiday and Holiday Pay
All holidays listed in the Articles of Agreement will be recognized. Holiday Pay provisions begin at 6:30 a.m. on the day of the holiday.
Employees assigned to the 12H Shift Schedule shall receive the following pay for holidays:
1)	For holiday not worked: 8 hours times a premium factor of 1.151 times the adjusted hourly rate.

2)	For all regularly scheduled hours worked on a holiday: 2.879 times the employee’s adjusted hourly rate.
a)	For holiday hours worked outside the regular schedule, when it occurs on the same shift as the last regularly scheduled shift worked: 1.5 times the unadjusted rate times hours worked during the first 8 hours of the shift, plus 2.5 times the unadjusted rate times hours worked during the last four hours of the shift, plus Item No. 1 above.

b)	For holiday hours worked outside the regular schedule, when it occurs on the opposite shift as the last regularly scheduled shift worked: 2.5 times the unadjusted rate plus Item No. 1 above.
All other provisions in the Articles of Agreement concerning holidays and holiday pay shall continue to apply.

EXHIBIT A
TWELVE HOUR SHIFT AGREEMENT
Section 5
Shift Differential
For employees assigned to the 12H Shift, the contractual rate of shift differential will be amended to provide:
•	6:30 a.m. to 6:30 p.m. — no differential

•	6:30 p.m. to 6:30 a.m. — $1.00 differential (adjusted where applicable — 87.7 cents)
Employees assigned to the 12H Shift Schedule shall receive the following shift differential pay for holidays and when working outside the regular 12H Schedule:
•	For regularly scheduled hours worked on the night shift of a holiday: 2.879 times the adjusted shift differential rate of 87.7 cents.

•	For hours worked on the night shift outside the schedule on a holiday: 2.5 times the contractual rate of $1.00.

•	For all hours worked on the night shift outside the regular schedule, excluding holidays: 1.5 times $1.00.

•	For holidays not worked: No shift differential.

•	For the night shift of the last scheduled day of rest worked (if all days of rest worked): 2.0 times $1.00.

•	After consultation with the UNION, the COMPANY may, at its discretion, eliminate the shift differential premium by splitting it equally and applying to both shifts, provided that employees are given at least a thirty (30) day notice and such change does not result in a decrease in pay over a full 28 day rotation cycle that includes no holidays.
ARTICLE 5
VACATION
The vacation policy will allow 8-hours excused absence to be taken during a 48-hour work week in conjunction with 40 hours vacation to fill out the period between days off.
Remnant hours (4 or 8 hours remaining at the end of the vacation year) may be used, at the employee’s discretion as follows:

EXHIBIT A
TWELVE HOUR SHIFT AGREEMENT
a)	Take off with pay in conjunction with time off without pay, totaling 12 hours. This does not constitute an additional bank day.

b)	Take pay in lieu of vacation (at the adjusted hourly rate).

c)	A twelve (12) hour shift employee may opt to work his/her shift and take remnant hours (four (4) or eight (8) hours) at the beginning or end of their respective shift. This must be scheduled in advance to allow for proper coverage of the shift. This does not constitute an additional bank day.

d)	When it becomes known in advance that an employee has remnant vacation hours he/she may request to schedule these prior to the end of the vacation year, but only if all other vacation has been used.
Section b)
The vacation pay, for employees entitled to vacation, is computed on the basis of eight (8) hours times the adjusted hourly rate plus four (4) hours at time and one-half the adjusted hourly rate for each twelve-hour shift taken as vacation.
Section e)
An employee may place up to six (6) shifts (72 hours) of their vacation in a vacation bank prior to January 1 with such days to be taken at any time during the vacation year when requested by the employee. Three (3) bank days (36 hours) may be taken with one (1) hours notice. Thirty (30) hours notice for the other three (3) bank days (36) hours will be required except in cases of emergencies.
An employee will be allowed to convert one (1) 12 H bank day to three (3) four hour bank days to be taken at the beginning or end of a shift, within a vacation year. All three (3) four hour bank days must be used or lost. They cannot be treated as remnants. These bank days must be scheduled with thirty (30) hours notice and supervisor approval. No overtime meals will be granted for employees covering four hour bank days.
The employee exercising the four hour bank day will be responsible for finding coverage for the opening within the overtime guidelines.
This will be implemented for a one (1) year trial period and after that year will be continued with agreement between the UNION and the COMPANY.
An employee is entitled to one split for each forty (40) hours of vacation earned.

EXHIBIT A
TWELVE HOUR SHIFT AGREEMENT
Section m)
When a holiday is observed on an employee’s scheduled vacation day, they will have the option of an extra day vacation or eight (8) hours pay at 1.151 times the adjusted hourly rate.
ARTICLE 6
SENIORITY
Section 9
Job Bidding Procedure
Job Posting: The job vacancy will be posted for eleven (11) calendar days at each of the main gates and on departmental bulletin boards within the plant.
ARTICLE 16
JURY SERVICE
Employees on the day shift (6:30 a.m. to 6:30 p.m.) are not required to report back to work if dismissed from court duty at or after 12:30 p.m. Employees dismissed before 12:30 p.m. are required to report for work and complete the work day. COMPANY has the option to utilize the overtime replacement or to send them home. Employees on the night shift (6:30 p.m. to 6:30 a.m.) are not required to report for work if jury service commences less than eight (8) hours from the end of the last shift, or if jury service is terminated less than eight (8) hours before the beginning of the next shift.
Jury duty pay for hours excused as provided above shall be: first eight (8) hours of a shift excused shall be at the adjusted rate and all hours excused after eight (8) hours shall be at one and one-half (1-1/2) times the adjusted rate.
ARTICLE 25
FUNERAL LEAVE
Employees will be given up to three (3) consecutive 12-hour days off, one (1) of which must be the day of the funeral. Employees will be paid for funeral leave days at eight (8) hours times the adjusted hourly rate plus four (4) hours at time and one-half (1-1/2) the adjusted hourly rate.

EXHIBIT A
TWELVE HOUR SHIFT AGREEMENT
ARTICLE 30
OCCUPATIONAL & NON-OCCUPATIONAL
ACCIDENT AND SICKNESS PLAN
Section 4
The plan will provide benefit payments for 12H Shift employees, based on the unadjusted hourly rate, exclusive of all premium pay, times 0.9524.
The COMPANY will provide benefits to a 12H Shift employee in an amount to equal 90% of the employee’s adjusted base earnings for work time lost due to non-occupational disability. The adjusted base will be calculated by multiplying 0.9524 times the unadjusted hourly rate times the hours lost. The benefits for occupational disability will be equal to 100% of the employee’s adjusted base earnings for work time lost.
WAGE ADJUSTMENT
Wage Adjustment
The intent of wage adjustment is to adjust hourly wage rate and shift differential so the 12H schedule can be paid within contractual premium agreements and:
1)	Cause the employee no loss of earnings.

2)	Pay the employee at least a 1.5 premium for the additional 104 hours per year in the 12H schedule versus the existing 8-hour schedule, and

3	Keep the total cost of the 12H schedule at approximately the same cost of the 8-hour schedule.
Hours Worked and Paid Under 8-Hour and 12-Hour Shift Schedule
Presently, shift employees are scheduled to work an average of 2080 hours per year. With a 12H shift, employees will be scheduled to work an average of 2,184 hours per year. Therefore, pay practices for the 12H shift must be calculated as if the employee were working an additional 104 hours at least a 1.5 premium.

EXHIBIT A
TWELVE HOUR SHIFT AGREEMENT
A)	Average annual earnings on the present 8-hour schedule, based on 2080 hours worked.

	Hours	Premium	Hours
Type	Worked	Factor	Paid
Total S/T Worked (excl. holidays)	2,017.1	1.0	2,017.1
Scheduled Holiday (Avg. = 7.86 days)	62.9	2.5	157.1
Holiday Off Hours (Avg. = 3.14 days)	(25.1)	1.0	25.1

	2,080.0		2,199.3
Earnings = 2,199.3 ($16.73) = $36,794.29

B)	Average annual earnings under an 8-hour, 2,184-hour schedule:

	Hours	Premium	Hours
Type	Worked	Factor	Paid
Total S/T Worked (excl. holidays)	2,017.1	1.0	2,017.1
Additional hours at 1.5 premium	100.9	1.5	151.4
Scheduled Holiday (Avg. = 8.25 days)	66.0	2.5	165.0
(includes 3.1 additional hours) Holiday Off Hours (Avg. = 2.75 days)	(22.0)	1.0	22.0

	2,184.0		2,355.5
Earnings = 2,355.5 ($16.73) = $39,407.52

C)	Average annual earnings under the 12H, 2,184-hour schedule:

	Hours	Premium	Hours
Type	Worked	Factor	Paid
Scheduled S/T (excl. holidays)	1,412	1.0	1,412.0
Scheduled O/T (excl. holidays)	706	1.5	1,059.0
Holiday Hours (Avg. 5.5 days)	66	2.879	190.0
Holiday Off Hours (Avg. 5.5 days)	(44)	1.151	50.6

	2,184		2,711.6
Annual earnings are the same as in Case B = $39,407.52

Wage Rate	=	$39,407.52	=	$14.53

2,711.6

EXHIBIT A
TWELVE HOUR SHIFT AGREEMENT
Ratio of 12H rate to 8-hour rate =

$16.73	=	1.151	$14.53	=	0.8685

$14.53			$16.73
Earnings 2,711.6 ($14.53) = $39,399.55
Shift Differential
Currently, shift employees receive shift differential for working the evening and midnight shifts. When premium rates apply to hours worked, the same premium is applied to shift differential.
Under the 12H shift, shift differential will be paid for the night shift only, therefore, the rate must be adjusted to keep annual earnings the same. Shift differential will continue to be increased by premium rates, and will continue to be paid only for hours worked.
A)	Average Annual Shift Differential under the present 8-hour schedule, based on 2,080 hours worked:

	Hours	Premium	Hours
Type	Worked	Factor	Paid	Rate		Earnings
Eve Shift (excl. holidays)	672.4	1.0	672.4		$0.50	$336.20
Mid Shift (excl. holidays)	672.4	1.0	672.4		$1.00	$672.40
Holiday Eve Shift	21.0	2.5	52.5		$0.50	$26.25
Holiday Mid Shift	21.0	2.5	52.5	$	l.00	$52.50

						$1,087.35
B)	Average Annual Earnings on the present 8-hour schedule, based on 2,184 hours worked:

	Hours	Premium	Hours
Type	Worked	Factor	Paid	Rate		Earnings
Eve Shift S/T (excl. holidays)	672.4	1.0	672.4		$0.50	$336.20
Eve Shift O/T (excl. holidays)	33.6	1.5	50.4		$0.50	$25.20
Mid Shift S/T (excl. holidays)	672.4	1.0	672.4		$1.00	$672.40
Mid Shift O/T (excl. holidays)	33.6	1.5	50.4		$1.00	$50.40
Holiday Eve Shift	22.0	2.5	55.0		$0.50	$27.50
Holiday Mid Shift	22.0	2.5	55.0	$	l.00	$55.00

						$1,166.70

EXHIBIT A
TWELVE HOUR SHIFT AGREEMENT
C)	Average Annual Shift Differential on the 12H shift schedule, based on 2,184 hours worked: The 12H shift differential rate (unadjusted) is calculated as follows:

8-Hour Schedule					12H Scheduled
Days	$0.00/hr. * 8	=	$0.00		Days	—	No differential
Eves.	$0.50/hr. * 8	=	$4.00		Nights	—	$12.12 hr. = $1.00/hr
Mid	$1.00/hr. * 8	=	$8.00

			$12.00	/day

	Hours	Premium	Hours
Type	Worked	Factor	Paid	Rate	Earnings
S/T Night Shift (excl. holidays)	706	1.0	706.0	$1.00	$706.00
O/T Night Shift (excl. holidays)	353	1.5	529.5	$1.00	$529.50
Holiday Night Shift	33	2.879	95.0	$1.00	$95.00

			1,330.5		$1,330.50
Therefore, the negotiated shift differential must be adjusted by:

$1,166.70	=	0.877

$1,330.50
to keep annual earnings the same.

Annual Earnings = $1,330.5 (0.877) $1,166.85
Summary — Combined Annual Earnings
A)	Under present 8-Hour (2,080 hours) schedule:

Straight Time, O/T & Holiday Wages	$36,794.29
Shift Differential	1,087.35

$37,881.64
B)	Under an 8-hour (2,184 hours) schedule:

S/T, O/T & Holiday Wages	$39,407.52
Shift Differential	1,166.70

$40,574.22

EXHIBIT A
TWELVE HOUR SHIFT AGREEMENT
C)	Under the 12H (2,184 hours) schedule:

S/T, O/T & Holiday Wages	$39,399.55
Shift Differential	1,166.85

$40,566.40
Pay Rates
     Premiums under the 12-hour schedule will be as follows:

A)	Straight time hours as part	1.0	x	12 hour base
	of the regular schedule	1.0	x	$14.53	=	$14.53

B)	Overtime hours as part	1.5	x	12 hour base
	of the regular schedule	1.5	x	$14.53	=	$21.80

C)	Hours worked beyond 12.	1.5	x	$16.73	=	$25.10
	or
	Hours worked outside regular schedule.
	or
	Hours worked for schedule change outside contract notice.

D)	Hours worked on last	2.0	x	$16.73	=	$33.46
	schedule day of rest (if all days of rest worked that week).

E)	Hours worked on scheduled	2.879	x	12 hour base
	holiday up to 12 hours.	2.879	x	$14.53	=	$41.83

F)	Hours worked on holiday	2.5	x	$16.73	=	$41.83
	outside regular schedule

G)	Vacation Pay, Jury Duty,	8 Hrs.	x	12-Hour base
	Funeral Pay, etc.	+ 4 Hrs.	x	1.5 x 12-Hour base

H)	Holiday not worked (8 hours)	1.151	x	$14.53	=	$16.72

EXHIBIT A
TWELVE HOUR SHIFT AGREEMENT
EXAMPLE OF SICKNESS PLAN CALCULATIONS

Basis: 2-Week Sickness

Ratio of 8-Hour to 12-Hour Schedules

80-Hours/2 Weeks	=	0.9524
84-Hours/2 Weeks

40-Hour Weeks — Current Schedule

40 x 2 x $16.73 x 0.90	= $	1,204.56

36/48-Hour Weeks - 12H Schedule
(36 + 48) x $16.73 x 0.9524 x 0.90	= $	1,204.58

Difference	= $	0.02

EXHIBIT A
TWELVE HOUR SHIFT AGREEMENT
January 31, 1991
Interpretation of Attachment E
12 Hour Shift, Operations Overtime Agreement
Page 20 applies to scheduled overtime, and
Page 21 applies to call-out overtime
SCHEDULED OVERTIME, Attachment E Page 20
It is our intent to inform people, by their last work day, of any scheduled overtime needs known to exist during their off days. Adequate notice should be provided when scheduled overtime wants to be turned down so that coverage can be arranged no later than 12 hours prior to the start of the overtime period. If no replacement can be arranged, the employee remains scheduled for the overtime assignment.
CALL-OUT OVERTIME, Attachment E Page 21
It is our intent to arrange for overtime coverage as far in advance as possible, once a need has been identified. Less than a 4-hour notice should be necessary only when short notice illness, emergency, or 1-hour day bank day requests are received. Therefore, a crew on off days will be contacted as soon as possible once a vacancy exists. Each department can determine an appropriate method to contact people for overtime coverage.
If a person accepts a call-out overtime assignment, he can later turn it down, if coverage can be arranged no later than 4 hours prior to the start of the overtime period.

/s/ P. J. Pollock	/s/ Wayne R. Parker

FOR THE UNION	FOR THE COMPANY

6/2/93	6/2/93

DATE	DATE

EXHIBIT B
WAGE RATES
Top Rates

	Current		5/1/07		5/1/08		5/1/09		5/1/10		5/1/11
I&E	27.82	10%	30.60	4%	31.83	4%	33.10	4%	34.42	4%	35.80
Machinists	27.60	10%	30.36	4%	31.57	4%	32.84	4%	34.15	4%	35.52
Outside Operator	26.01	10%	28.61	4%	29.76	4%	30.95	4%	32.18	4%	33.47
Material Handler	24.52	10%	26.97	4%	28.05	4%	29.17	4%	30.34	4%	31.55
Lab Analyst	24.52	10%	26.97	4%	28.05	4%	29.17	4%	30.34	4%	31.55
New Hire Progressions*

*Note: The COMPANY will determine the appropriate starting point within the related progression for each new hire based on the individual’s experience level and education.

Outside Operator:	Current		5/1/07		5/1/08		5/1/09		5/1/10		5/1/11
Start	18.21	10%	20.03	4%	20.83	4%	21.67	4%	22.53	4%	23.43
End of 12 Months	20.81	10%	22.89	4%	23.81	4%	24.76	4%	25.75	4%	26.78
End of 24 Months	23.41	10%	25.75	4%	26.78	4%	27.85	4%	28.97	4%	30.13
End of 36 Months (Journeyman Rate)	26.01	10%	28.61	4%	29.76	4%	30.95	4%	32.18	4%	33.47

Pumper Gauger:	Current		5/1/07		5/1/08		5/1/09		5/1/10		5/1/11
Start	17.16	10%	18.88	4%	19.63	4%	20.42	4%	21.23	4%	22.08
End of 12 Months	19.62	10%	21.58	4%	22.45	4%	23.34	4%	24.28	4%	25.25
End of 24 Months	22.07	10%	24.28	4%	25.25	4%	26.26	4%	27.31	4%	28.40
End of 36 Months (Journeyman Rate)	24.52	10%	26.97	4%	28.05	4%	29.17	4%	30.34	4%	31.55

Lab Analyst:	Current		5/1/07		5/1/08		5/1/09		5/1/10		5/1/11
Start	17.16	10%	18.88	4%	19.63	4%	20.42	4%	21.23	4%	22.08
End of 12 Months	19.62	10%	21.58	4%	22.45	4%	23.34	4%	24.28	4%	25.25
End of 24 Months	22.07	10%	24.28	4%	25.25	4%	26.26	4%	27.31	4%	28.40
End of 36 Months (Journeyman Rate)	24.52	10%	26.97	4%	28.05	4%	29.17	4%	30.34	4%	31.55

Machinist:	Current		5/1/07		5/1/08		5/1/09		5/1/10		5/1/11
Start	19.32	10%	21.25	4%	22.10	4%	22.99	4%	23.91	4%	24.86
End of 12 Months	21.39	10%	23.53	4%	24.47	4%	25.45	4%	26.47	4%	27.53
End of 24 Months	23.46	10%	25.81	4%	26.84	4%	27.91	4%	29.03	4%	30.19
End of 36 Months	25.53	10%	28.08	4%	29.21	4%	30.37	4%	31.59	4%	32.85
End of 48 Months (Journeyman Rate)	27.60	10%	30.36	4%	31.57	4%	32.84	4%	34.15	4%	35.52

Instrument & Electrical:	Current		5/1/07		5/1/08		5/1/09		5/1/10		5/1/11
Start	19.47	10%	21.42	4%	22.27	4%	23.16	4%	24.09	4%	25.05
End of 12 Months	21.14	10%	23.25	4%	24.18	4%	25.15	4%	26.16	4%	27.20
End of 24 Months	22.81	10%	25.09	4%	26.09	4%	27.14	4%	28.22	4%	29.35
End of 36 Months	24.48	10%	26.93	4%	28.01	4%	29.13	4%	30.29	4%	31.50
End of 48 Months	26.15	10%	28.77	4%	29.92	4%	31.11	4%	32.36	4%	33.65
End of 60 Months (Journeyman Rate)	27.82	10%	30.60	4%	31.83	4%	33.10	4%	34.42	4%	35.80

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EXHIBIT C
EMPLOYEE BENEFITS
Except as modified below, the COMPANY agrees to continue to provide employee benefits under the plans listed below as in effect on May 1, 2007. These benefits will last for the duration of this agreement and will be subject to change as negotiated in future contracts.
Sterling Chemicals, Inc. Medical Benefits Plan for Hourly-Paid Employees
Sterling Chemicals, Inc. Prescription Drug Benefits Plan for Hourly-Paid Employees
Sterling Chemicals, Inc. Dental Assistance Plan for Hourly-Paid Employees
Sterling Chemicals, Inc. Hourly Employees’ Flexible Spending Account Plan
Sterling Chemicals, Inc. Disability Benefits Plan for Hourly-Paid Employees
Sterling Chemicals, Inc. Group Life Insurance Plan for Hourly-Paid Employees
Sterling Chemicals, Inc. Savings and Investment Plan
Notwithstanding any provision of this Exhibit C, the Articles of Agreement, or otherwise to the contrary, the COMPANY reserves the right to amend and/or terminate the Hourly Paid Employees’ Pension Plan in accordance with existing laws at any time or times, if the COMPANY determines such action to be appropriate, in its sole discretion. The COMPANY agrees that any such changes or termination will not reduce the accrued pension benefits of any participant.
Except as noted above for the Hourly Paid Employees’ Pension Plan, nothing in this Agreement shall restrict the COMPANY from changing the language in the official plan documents or changing the providers of plan benefits as long as the benefits provided are not decreased (unless required by law).
Savings and Investment Plan (SIP): Effective July 1, 2007, the COMPANY will provide matching contributions equal to 100% of the first 6% of employee contributions made on base pay for all covered bargaining unit employees, subject to plan provisions already in effect.
Hourly Paid Employees’ Pension Plan: Hourly bargained for employees hired after May 27, 2004, continue to be ineligible to participate in the Hourly Paid Employees’ Pension Plan, hereinafter referred to as the Hourly Pension Plan. Effective July 1, 2007, the Hourly Pension Plan will be frozen. This means that participants will no longer receive benefit service credit toward their pension retirement benefit nor will compensation changes affect their pension retirement benefit. Active participants will continue to accrue vesting service. In addition, effective July 1, 2007, a participant in the Hourly Pension Plan may, once he or she has attained 62 years of age and has at least five years of vesting service, elect to take early retirement while continuing to work for the COMPANY (“In-Service Retirement”). This option is not, however, available for employees who are receiving sick pay or disability benefits. The monthly benefit for In-Service Retirement will be determined in the same manner as if the employee actually retired.
Life Insurance and Accidental Death & Dismemberment Insurance (AD&D) Benefits: The COMPANY will not provide retiree life insurance benefits. Effective May 1, 2007, the COMPANY will provide $100,000 of AD&D insurance to all active employees.
Dental Premiums: Employee dental premiums will be increased 5% on January 1st of each year through the expiration of this contract. After-tax payment of premiums is not allowed.
Medical Premiums: Effective January 1, 2005, active employee medical premiums will equal 20% of projected expenses and be based on the medical claims, prescription drug claims and stop-loss insurance premiums attributable to participants in the active medical plan. After-tax payment of premiums is not allowed.
PPO Medical Plan: (1) Change coordination of benefits from standard to carve-out. This means that in situations where the Sterling Medical Plan is secondary, total benefits from both plans will be limited to the amount the Sterling Medical Plan would have paid had it been primary. (2) The COMPANY will increase

EXHIBIT C
EMPLOYEE BENEFITS
the hearing aid maximum from $750.00 to $1000.00 dollars. (3) Effective January 1, 2008, the COMPANY agrees to increase the lifetime medical maximum from $1,500,000 to $2,000,000 per participant. Notwithstanding the foregoing, any medical plan participant who has already received $1,500,000 in medical benefits prior to January 1, 2008, will not be eligible for these additional benefits. Additionally, any participant for whom the COMPANY is unable to obtain stop loss insurance coverage from the low cost stop loss insurance provider without additional cost will not be eligible for these additional benefits.
HMO Medical Plan: The COMPANY shall make available an HMO for employees. Employee premiums shall equal 20% of the billed cost to the COMPANY by the HMO. If the COMPANY should decide to provide HMO benefits on a self-insured basis at a later date, the COMPANY agrees to use a similar methodology to calculate HMO employee premiums as is used for the PPO plan.
Benefit Exclusions: Effective January 1, 2008, employees may not cover working spouses as eligible dependents in the COMPANY medical and dental plans (PPO, HMO, Prescription Drugs or Dental) if the working spouse is eligible for coverage by their employers at any or no cost. An actionable status verification of non-coverage will be required of all employees who wish to cover their spouse as an eligible dependent.
Prescription Drugs: Effective January 1, 2008, the prescription drug co-pay for current employees and employees who retire during the term of this agreement will be 10% on generic drugs, 20% on preferred brand (second tier) drugs and 40% on non-preferred brand (third tier) drugs.
Disability Insurance: Disability income benefits for psychiatric and substance abuse claims will not be payable beyond 30 months from the initial date of disability.
Retiree Medical Benefits (including prescription drug coverage): Current employees hired before May 27, 2004 who retire after this agreement is ratified (“Future Retirees”) and who at retirement are at least age 55 and who have at least 10 years of Vesting Service (as defined in the Hourly Paid Employees’ Pension Plan), will be eligible to participate in the Sterling Chemicals, Inc. Medical Benefits Plan for Retirees and the Sterling Chemicals Inc. Prescription Drug Benefits Plan for Retirees (collectively the “Retiree Medical Plan”) until they reach age 65. When a Future Retiree enrolled in the Retiree Medical Plan reaches age 65 and therefore loses coverage, he or she may continue to cover his or her spouse up to age 65 (as long as the marriage continues). When a Future Retiree enrolled in the Retiree Medical Plan reaches age 65 and therefore loses coverage, coverage for all dependent children ceases. If a Future Retiree marries or remarries after retirement, their new spouse is not eligible for coverage under the Retiree Medical Plan.

EXHIBIT C
EMPLOYEE BENEFITS
Effective January 1, 2008, the COMPANY’S contributions toward the cost of retiree medical will be as follows:

Retiree and spouse both under age 65	Current	1/1/08
Retiree only	323.72	323.72
Retiree plus spouse	712.16	712.16
Retiree plus child(ren)	582.69	582.69
Retiree plus family	971.14	971.14

Retiree and spouse both equal to or over age 65
Retiree only	107.90	not available
Retiree plus spouse	237.39	not available
Retiree plus child(ren)	366.88	not available
Retiree plus family	496.36	not available

Retiree or spouse under age 65, other one equal to or over 65
Retiree plus spouse	431.62	not available
Retiree plus family	690.59	not available
Retiree only or spouse only	—	323.72
Retiree plus children	—	582.69
The COMPANY shall have the right to modify the prescription drug benefits to take full advantage of the prescription drug provisions of Medicare. The COMPANY shall be solely responsible for deciding whether, when and how any changes to prescription drug coverage will take effect.
Employees hired (or rehired) on or after May 27, 2004 will not be eligible to participate in the Retiree Medical Plan.
Flex Spending: Effective January 1, 2008, forfeitures in the Flex Spending Accounts (health care and dependent care) will not be reallocated to participants in the plan.
Disclaimer as to Current Retirees: Nothing contained in this Exhibit C (or the new collective bargaining agreement of which it is a part) shall apply to persons who retired before May 27, 2004. Any prior contractual commitments, in prior collective bargaining agreements or otherwise, creating exceptions to the Sterling Chemicals, Inc. Medical Benefits Plan for Retirees or the Sterling Chemicals, Inc. Prescription Drug Benefits Plan for Retirees, including but not limited to, medical premium contribution percentages for any individual who retired prior to the ratification of this agreement, have expired and are not renewed by this agreement. The COMPANY retains the right to modify, amend, or terminate the Sterling Chemicals, Inc. Medical Benefits Plan for Retirees and the Sterling Chemicals, Inc. Prescription Drug Benefits Plan for Retirees as provided in the summary plan description and other plan documents.
The COMPANY will provide Summary Plan Descriptions electronically to employees each year and will make benefit plan documents available to an employee upon request.

NO JURISDICTION
SUPPORTING INFORMATION
1.	Operators perform CLAIR, TPM, and minor maintenance.

Examples:
•	help Machinist pull and install pump

•	pull small pump and decontaminate

•	pull small control valve up to level of skill and ability

•	install and pull blinds for product changeover and to prepare equipment (small number of blinds)
2.	Maintenance planners plan total hours to perform job.

3.	Maintenance foreman assigns jobs based on skill and ability. You could have crews of all one craft or mixture of crafts. Crew would secure permits, get necessary materials, communicate with foreman and operations.

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